Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

relating to

ABCJ, LLC,

a Delaware limited liability company,

by and between

TRANSCODE Therapeutics, Inc.,

a Delaware corporation

and

DEFJ, LLC,

a Delaware limited liability company

dated as of October 8, 2025

Table of Contents

Page

SECTION 1.	DESCRIPTION OF TRANSACTION	1
1.1	Sale and Purchase of Interests	1
1.2	Closing Consideration	2
1.3	Closing; Effective Time	2
1.4	Contingent Value Right	2
1.5	Repurchase Right	2
1.6	Reimbursement of Reimbursable Expenses	2
1.7	Milestone Payments	3
1.8	Withholding	4
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF Seller	5
2.1	Due Organization; Subsidiaries	5
2.2	Organizational Documents	5
2.3	Authority; Binding Nature of Agreement.	5
2.4	Non-Contravention; Consents	5
2.5	Capitalization.	6
2.6	Financial Statements	8
2.7	Absence of Changes	9
2.8	Absence of Undisclosed Liabilities	10
2.9	Title to Assets	10
2.10	Real Property; Leasehold	10
2.11	Intellectual Property; Privacy	11
2.12	Agreements, Contracts and Commitments	13
2.13	Compliance; Permits	15
2.14	Legal Proceedings; Orders	16
2.15	Tax Matters	16
2.16	Employee and Labor Matters; Benefit Plans	18
2.17	Environmental Matters	21
2.18	Insurance	21
2.19	No Financial Advisors	22
2.20	Transactions with Affiliates	22
2.21	Anti-Bribery	22
2.22	Disclaimer of Other Representations or Warranties	22

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SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	23
3.1	Due Organization; Subsidiaries	23
3.2	Organizational Documents	23
3.3	Authority; Binding Nature of Agreement	23
3.4	Vote Required	24
3.5	Non-Contravention; Consents	24
3.6	Capitalization	25
3.7	SEC Filings; Financial Statements	27
3.8	Absence of Changes	29
3.9	Absence of Undisclosed Liabilities	30
3.10	Title to Assets	30
3.11	Real Property; Leasehold	30
3.12	Intellectual Property; Privacy	31
3.13	Agreements, Contracts and Commitments	33
3.14	Compliance; Permits	35
3.15	Legal Proceedings; Orders	36
3.16	Tax Matters	36
3.17	Employee and Labor Matters; Benefit Plans	38
3.18	Environmental Matters	41
3.19	Transactions with Affiliates	41
3.20	Insurance	41
3.21	Opinion of Financial Advisor	42
3.22	No Financial Advisors	42
3.23	Anti-Bribery	42
3.24	CFIUS.	42
3.25	Valid Issuance	42
3.26	Investment Purpose	42
3.27	Disclaimer of Other Representations or Warranties	43
SECTION 4.	ADDITIONAL AGREEMENTS OF THE PARTIES	43
4.1	Purchaser Stockholders’ Meeting	43
4.2	Proxy Statement	45
4.3	No Solicitation	46
4.4	Transaction Litigation	46
4.5	Reservation of Purchaser Common Stock; Issuance of Shares of Purchaser Common Stock	46
4.6	Employee Benefits	47

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4.7	Indemnification of Officers and Directors	47
4.8	Additional Agreements	49
4.9	Listing	49
4.10	Directors and Officers	49
4.11	Section 16 Matters	50
4.12	Takeover Statutes	50
4.13	Private Placement; Legends	50
4.14	Audited Financial Statements; Unaudited Interim Periods	51
4.15	Tax Matters	52
SECTION 5.	CLOSING DELIVERIES OF SELLER	52
5.1	Seller Closing Deliveries	52
5.2	Purchaser Closing Deliveries	52
SECTION 6.	MISCELLANEOUS PROVISIONS	53
6.1	Non-Survival of Representations and Warranties	53
6.2	Amendment	53
6.3	Waiver	53
6.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	53
6.5	Applicable Law; Jurisdiction	54
6.6	Attorneys’ Fees	54
6.7	Assignability	54
6.8	Notices	54
6.9	Cooperation	55
6.10	Severability	55
6.11	Other Remedies; Specific Performance	55
6.12	No Third-Party Beneficiaries	56
6.13	Construction	56
6.14	Expenses	57

Annex A Certain Definitions	1

Annex B Reimbursable Expenses	12

Exhibit A Certificate of Designation	13

Exhibit B Form of CVR Agreement	14

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of October 8, 2025, by and between TRANSCODE THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), and DEFJ, LLC, a Delaware limited liability company (“Seller”). Certain capitalized terms used in this Agreement are defined in Annex A.

RECITALS

A.            Seller owns, beneficially and of record, 100% of all the issued and outstanding membership interests (the “Interests”) in the share capital of ABCJ, LLC, a Delaware limited liability company (the “Company”).

B.            Purchaser desires to purchase the Interests from Seller, and Seller desires to sell the Interests to Purchaser, in accordance with the terms of this Agreement and subject to the conditions set forth herein (the “Membership Interest Purchase”).

C.            The Purchaser Board has (i) resolved that the Contemplated Transactions are fair to, advisable and in the best interests of Purchaser and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares to Seller, as sole shareholder of the Company, pursuant to the terms of this Agreement, and (iii) resolved to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Purchaser vote to approve the Purchaser Stockholder Matters at the Purchaser Stockholders’ Meeting to be convened following the Closing.

D.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Seller’s willingness to enter into this Agreement, Purchaser and Seller are entering into a Repurchase Agreement, governing Seller’s rights to repurchase the Interests pursuant to and in accordance with the terms set forth therein (the “Repurchase” and, such agreement, the “Repurchase Agreement”).

E.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Seller’s willingness to enter into this Agreement, Purchaser is entering into a registration rights agreement in respect of the securities to be issued to Seller in connection herewith (the “Registration Rights Agreement”).

F.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Purchaser and Seller are entering into an Investment Agreement, pursuant to which Seller will invest $25,000,000 in exchange for shares of Purchaser convertible preferred stock (such agreement, the “Investment Agreement” and, such shares, the “Purchaser Preferred Stock Financing Shares”).

G.            Immediately following the execution and delivery of this Agreement, Purchaser will file the Certificate of Designation in substantially the form attached as Exhibit A with the office of the Secretary of State of the State of Delaware.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

SECTION 1.         DESCRIPTION OF TRANSACTION

1.1           Sale and Purchase of Interests. Subject to the terms and conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver all of the Interests to Purchaser, and Purchaser shall purchase, acquire and accept all of the Interests from Seller.

1.2           Closing Consideration. The aggregate closing consideration (the “Closing Consideration”) to be paid by Purchaser for all of the Interests shall be (a) 83,285 shares of Purchaser Common Stock (“Purchaser Common Stock Payment Shares”), which shares represent a number of shares of Purchaser Common Stock equal to 9.99% of all Purchaser Common Stock outstanding as of immediately prior to the Effective Time and (b) 1,152.9568 shares of Purchaser Convertible Preferred Stock (“Purchaser Preferred Stock Payment Shares”). Each Purchaser Preferred Stock Payment Share and Purchaser Preferred Stock Financing Share shall be convertible into 10,000 shares of Purchaser Common Stock, subject to and contingent upon the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit A (the “Preferred Stock Conversion Proposal”).

1.3           Closing; Effective Time. The consummation of the Membership Interest Purchase under this Agreement (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Purchaser and Seller may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” The time at which the Closing shall be deemed to have occurred is 8:00 AM Eastern Time on the Closing Date or at such other date or time agreed upon in writing by the Parties (the “Effective Time”). Immediately following the execution and delivery of this Agreement, Purchaser shall file the Certificate of Designation with the office of the Secretary of State of the State of Delaware. On the Closing Date, Purchaser shall (a) issue the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares to Seller and (b) deliver, or cause to be delivered, to Seller evidence of the book-entry issuance of the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares issued to Seller.

1.4           Contingent Value Right.

(a)           Holders of Purchaser Common Stock of record as of the Record Date (as defined in the CVR Agreement) shall be entitled to one contractual contingent value right (a “CVR”) issued by Purchaser subject to and in accordance with the terms and conditions of the CVR Agreement, the form of which is attached hereto as Exhibit B (the “CVR Agreement”), for each share of Purchaser Common Stock held by such holders (less applicable withholding Taxes).

(b)           Prior to or as of the Effective Time, Purchaser has authorized and duly adopted, executed and delivered, and the Rights Agent has executed and delivered, the CVR Agreement. Purchaser and Seller shall cooperate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws or any applicable foreign securities laws.

1.5           Repurchase Right. Seller shall have the option right to acquire all of Purchaser’s and its Subsidiaries’ rights in and to all of the Interests from Purchaser, subject to and in accordance with the terms and conditions of the Repurchase Agreement.

1.6           Reimbursement of Reimbursable Expenses.

(a)           Seller shall, within sixty (60) days following receipt of a reimbursement request duly submitted (including all required accompanying documentation) in accordance with Section 1.6(b), reimburse Purchaser for all amounts incurred by Purchaser and OpCo between the Closing Date and December 31, 2025, solely to the extent (i) such amounts (A) are used to conduct OpCo’s business in substantially the same manner as conducted immediately prior to the Closing Date and (B) fall into one or more of the categories set forth on Annex B and (ii) between the Closing Date and March 31, 2026, actual cash payments have been made by OpCo to satisfy such amounts incurred (amounts satisfying such conditions, “Reimbursable Expenses”).

(b)           From and after October 31, 2025 through March 31, 2026, Purchaser may submit up to three (3) requests for the reimbursement by Seller of Reimbursable Expenses, provided that each such request shall comply with the following requirements:  (i) each request shall be in writing and accompanied by reasonable written supporting documentation of all such Reimbursable Expenses, including actual proof of payment, an itemized breakdown of each expense and a reasonably detailed (as determined by Seller in its reasonable discretion) explanation of each expense, (ii) each request (after the first one) shall be made at least thirty (30) days after the prior request and (iii) each request shall be made without duplication of any item included in a prior request. It is acknowledged and agreed that Purchaser shall not be entitled to any right of reimbursement hereunder pursuant to (A) any reimbursement request submitted after March 31, 2026 or (B) any expense incurred other than during the period between the Closing Date and December 31, 2025 or that is otherwise not a Reimbursable Expense.

(c)           Notwithstanding the foregoing, in no event shall the aggregate amount of Reimbursable Expenses that Seller is required to reimburse exceed $3,000,000.

1.7           Milestone Payments.

(a)           Subject to the terms and conditions of this Agreement, Purchaser shall pay, or cause to be paid, to Seller (or its designated Affiliate) the following milestone payments (each, a “Milestone Payment” and collectively, the “Milestone Payments”) upon the first achievement by or on behalf of Purchaser (including any licensee or assignee of rights to commercialize the Seller Lead Candidate) of the corresponding milestone event (each, a “Milestone Event”) with respect to the Seller Lead Candidate, as follows: (i) a milestone payment of five million U.S. dollars ($5,000,000) shall be payable upon the first dosing of the Seller Lead Candidate in a patient in a United States Phase 3 Clinical Study; (ii) a milestone payment of ten million U.S. dollars ($10,000,000) shall be payable upon the achievement of the applicable primary endpoint in a United States Phase 3 Clinical Study of the Seller Lead Candidate; (iii) a milestone payment of twenty million U.S. dollars ($20,000,000) shall be payable upon the first submission of a Biologics License Application (“BLA”) to the U.S. Food and Drug Administration (“FDA”) for the Seller Lead Candidate; and (iv) a milestone payment of sixty million U.S. dollars ($60,000,000) shall be payable upon the first approval by the FDA of a BLA for the Seller Lead Candidate.

(b)           During the Diligence Period, Purchaser shall (directly or through its Affiliates or licensees) use Commercially Reasonable Efforts to cause the achievement of each Milestone Event with respect to the Seller Lead Candidate. For purposes of this Section 1.7, “Commercially Reasonable Efforts” means using that level of efforts and resources required to carry out such obligation in a sustained manner consistent with the usual efforts Purchaser and its Affiliates devote to the development of comparable products of a similar scope and at a similar stage of research, development or commercialization, as applicable, with similar or anticipated market or strategic potential, taking into account the competitive landscape, the probability of technical success and risk profile, the patent protection of and proprietary position of the product, the legal and regulatory environment, and the anticipated profitability of the product; provided, however, that neither Purchaser, nor its Affiliates nor any assignees or successors thereof may take into account any Milestone Payments that have been made or may be payable for the purposes of this definition.

(c)           Each Milestone Payment shall be made in cash. Purchaser shall pay Seller the applicable Milestone Payment within ten (10) days following the achievement of the applicable Milestone Event.

(d)           Each Milestone Payment shall be payable only once, upon the first achievement of the applicable Milestone Event, regardless of the number of times such Milestone Event may be achieved or the number of indications or patient populations for which such Milestone Event is achieved.

(e)           Notwithstanding anything to the contrary herein, Purchaser’s obligation to make any Milestone Payment under this Section 1.7 shall expire and be of no further force or effect with respect to any Milestone Event that is not achieved within ten (10) years following the date of this Agreement (the “Milestone Period” and the period beginning on the Closing Date and ending on the earlier to occur of (i) the end of the Milestone Period and (ii) the date upon which all Milestone Events have been achieved, the “Diligence Period”).

(f)            During the Diligence Period, within sixty (60) days after the end of each six-month period commencing with the fiscal year following the Closing Date, Purchaser shall prepare and deliver to Seller a reasonably detailed written report regarding the status of activities relating to the achievement of the Milestone Events and, to the extent Seller reasonably requests information related to the achievement of the Milestone Events, will respond to such requests reasonably promptly and provide such information in reasonable detail. If Seller in good faith requests a meeting (which may be conducted by teleconference or video conference) to discuss any such report, Purchaser shall meet with Seller within thirty (30) days of such request and make available for such meeting at least one senior employee with operating management responsibility for the activities of Purchaser related to the achievement of the Milestone Events; provided, that Seller may not request more than two (2) such meetings in any twelve (12)-month period. Purchaser shall maintain for at least six (6) years (or, if longer, the maximum retention period under Purchaser’s record retention policies) complete and accurate data and records concerning activity and progress related to research and development activities with respect to the Milestone Events.

(g)           Purchaser shall promptly, and in any event within three (3) days following the achievement of any Milestone Event, notify Seller in writing of the achievement of such Milestone Event and shall pay the applicable Milestone Payment to Seller within ten (10) days following the achievement of the applicable Milestone Event.

1.8           Withholding. The Parties and the Rights Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including pursuant to Section 1.7 and pursuant to the CVR Agreement) to Seller or any other Person such amounts as such Party or the Rights Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to Seller hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments, such Withholding Agent shall (a) provide notice to Seller as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding), and (b) use commercially reasonable efforts to cooperate with Seller prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

SECTION 2.         REPRESENTATIONS AND WARRANTIES OF Seller

Subject to Section 6.13(i), except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Seller to Purchaser (the “Company Disclosure Schedule”), Seller represents and warrants to Purchaser as of the date hereof as follows:

2.1           Due Organization; Subsidiaries.

(a)           Each of the Company and its Subsidiaries is a company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b)           Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction) and is up-to-date in the filing of all material corporate and similar returns (including any ultimate beneficiary declaration or similar corporate transparency declaration), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than where the failure to be in good standing or so qualified, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries owns any Equity, directly or indirectly, in any other Entity. Neither the Company nor any of its Subsidiaries is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

2.2           Organizational Documents. Seller has made available to Purchaser accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

2.3           Authority; Binding Nature of Agreement.

(a)           Seller has all necessary limited liability company and other power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Contemplated Transactions. The board of directors of Seller (at a meeting duly called and held or by unanimous written Consent) has: (i) resolved that the Contemplated Transactions are fair to, advisable and in the best interests of Seller and its unitholder; and (ii) authorized, approved and declared advisable this Agreement, the Ancillary Agreements and the Contemplated Transactions.

(b)           This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

2.4           Non-Contravention; Consents. Assuming the accuracy of the representations and warranties set forth in Section 3.5, neither (x) the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Seller, the Company, or any of the Subsidiaries of the Company;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Seller, the Company, or any of the Subsidiaries of the Company, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or their business; provided, in the case of this Section 2.4(b) that Seller and its Affiliates comply with the Hong Kong Listing Rules applicable to the Contemplated Transactions;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, provided, in the case of this clause 2.4(c) that Seller and its Affiliates comply with the Hong Kong Listing Rules applicable to the Contemplated Transactions;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except, in each case, as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances).

Except for (i) such announcements and filings as Affiliates of Seller are required to make following the Closing under the Hong Kong Listing Rules applicable to the Contemplated Transactions, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state or provincial securities Laws, neither Seller nor the Company or any of its Subsidiaries is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. Each of the Seller and the Company (including the Company Board) has taken and will take all actions necessary to ensure that the restrictions of any Takeover Statute or similar Law applicable to the Company are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Ancillary Agreements and to the consummation of the Contemplated Transactions.

2.5           Capitalization.

(a)           As of immediately prior to the Closing, Seller is the sole member of the Company and owns 100% of the issued and outstanding Company membership interests, which constitute 100% of the issued and outstanding membership interests of the Company.

(b)           Section 2.5(b) of the Company Disclosure Schedule sets out the authorized and issued shares and membership interests, as applicable, of each of the Company’s Subsidiaries, as well as the names of the Persons who are the holders of such shares and membership interests and the number and class of shares and membership interests, as applicable, held by each Person. Other than as disclosed in Section 2.5(b) of the Company Disclosure Schedule, no other Person holds any Equity in the Company and each of its Subsidiaries.

(c)           All of the issued and outstanding membership interests and shares, as applicable, of the Company and of its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. None of the issued and outstanding membership interests and shares, as applicable, of the Company and of its Subsidiaries are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the issued and outstanding membership interests and shares, as applicable, of the Company and of its Subsidiaries are subject to any right of first refusal in favor of the Company or any of its Subsidiaries. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any membership interests and shares, as applicable, of the Company or of its Subsidiaries. Neither the Company nor any of its Subsidiaries are under any obligation, nor are any of them bound by any Contract pursuant to which any of them may become obligated, to repurchase, redeem or otherwise acquire any issued and outstanding membership interests and shares, as applicable, of the Company or any of its Subsidiaries or other securities. There are no repurchase rights held by the Company or any of its Subsidiaries with respect to the membership interests and shares, as applicable, of the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries has any membership interest option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(e)           There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any membership interests and shares, as applicable, of the Company or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for membership interests and shares, as applicable, of the Company or other securities of the Company or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any membership interests and shares, as applicable, of the Company or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized unit appreciation, phantom unit, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(f)            All issued and outstanding membership interests and shares, as applicable, of the Company and all issued and outstanding membership interests of each of the Subsidiaries of the Company have been validly issued and granted in material compliance with (i) the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(g)           All distributions, dividends, repurchases and redemptions of membership interests and shares, as applicable, of the Company or other Equity of the Company and its Subsidiaries were undertaken in material compliance with (i) the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in any applicable Contract.

2.6           Financial Statements.

(a)           Concurrently with the execution hereof, Seller has provided to Purchaser true and complete copies of the (i) unaudited consolidated balance sheets as of December 31, 2023 and 2024 and related unaudited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal years ended December 31, 2023 and 2024 for the Company and its consolidated Subsidiaries, in each case prepared in accordance with IFRS and in USD and (ii) an unaudited condensed consolidated balance sheet as of August 31, 2025 and related condensed consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the period commencing on January 1, 2025 and ending on August 31, 2025 for the Company and its consolidated Subsidiaries, in each case subject to normal adjustments and absence of footnotes and in USD (the “Company Financials”). The Company Financials were prepared in accordance with IFRS (except as may be indicated in the notes to such Company Financials and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods presented therein, but have not been audited or reviewed by independent auditors.

(b)           The Company maintains accurate books and records reflecting its and its Subsidiaries’ assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in accordance with IFRS and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)           Since December 31, 2022, there have been no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries.

(d)           Since December 31, 2022, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the board of managers of the Company or any committee thereof. Since December 31, 2022, the Company has not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.7           Absence of Changes. From the date of the Company Unaudited Interim Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Company Material Adverse Effect and (y) neither the Company nor any of its Subsidiaries has done any of the following:

(a)           sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any membership interests of the Company or any of its Subsidiaries or any other security of the Company or any of its Subsidiaries; (ii) any option, warrant or right to acquire any membership interests of the Company or any of its Subsidiaries or any other security; or (C) any instrument convertible into or exchangeable for any membership interests of the Company or any of its Subsidiaries or any other security of the Company or any of its Subsidiaries;

(b)           effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of membership interests, unit split, reverse unit split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(c)           (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(d)           entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(e)           acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its material assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(f)            made, changed or revoked any material Tax election, failed to fully pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability (including entering into any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body), entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any accounting method in respect of Taxes;

(g)           made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $500,000;

(h)           other than as required by Law or IFRS taken any action to change accounting policies or procedures;

(i)            initiated or settled any Legal Proceeding; or

(j)            agreed, resolved or committed to do any of the foregoing.

2.8           Absence of Undisclosed Liabilities.

(a)           As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the Company Financials in accordance with IFRS) (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or any of its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (c) Liabilities for performance of obligations under Company Contracts in the Ordinary Course of Business; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Section 2.8 of the Company Disclosure Schedule; and (f) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)           The Company does not have any material operations, liabilities or obligations, except (i) as may arise under this Agreement and the Ancillary Agreements to which it is a party, (ii) operations, Liabilities or obligations incidental to its ownership of OpCo, or (iii) as may be imposed by applicable Laws.

2.9           Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its respective business or operations or purported to be owned by it that are material to the Company or such Subsidiary or its respective business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

2.10         Real Property; Leasehold. In the past ten (10) years, neither the Company nor any of its Subsidiaries has owned any real property. Seller has made available to Purchaser (a) an accurate and complete list of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed, occupied or leased (collectively, the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default that would reasonably be expected to have a Company Material Adverse Effect thereunder by the Company or any of its Subsidiaries, or to the Knowledge of Seller, any other party thereto. The Company and its Subsidiaries’ possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company or its Subsidiary has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to any tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances affecting only the applicable landlord’s freehold interest in such leased property, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

2.11         Intellectual Property; Privacy.

(a)           Section 2.11(a) of the Company Disclosure Schedule identifies each item of Company Registered IP, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and (v) to the extent applicable, the expiration date. To the Knowledge of Seller, each of the Patents and Patent applications included in Section 2.11(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the applicable foreign jurisdiction. For all Company Registered IP owned or purported to be owned, in whole or in part, by the Company (the “Owned Company Registered IP”) and all other Company Registered IP for which the Company or one of its Subsidiaries has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal, and other material filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Company Registered IP in full force and effect and, except as set forth on Section 2.11(a) of the Company Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. To the Knowledge of Seller, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of Seller, each item of Company IP is valid and enforceable, and with respect to the Company Registered IP, subsisting. To the Knowledge of Seller, the Company and each of its Subsidiaries has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Company Registered IP and all other Company Registered IP for which the Company or its Subsidiaries has responsibility for prosecution and maintenance activities.

(b)           The Company or one of its Subsidiaries (i) exclusively owns all Owned Company Registered IP and either owns, is the sole assignee of, or has exclusively licensed all other material Company IP, and (ii) has valid and continuing rights to use all other material Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Company, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, the Owned Company Registered IP is currently in compliance in all material respects with all Laws necessary to record and perfect the Company’s interest in, and the chain of title of, the Owned Company Registered IP and to ensure the ability to claim priority in all jurisdictions, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company or any of its Subsidiaries, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company or one of its Subsidiaries. Each Company Associate who has or has had access to trade secrets or confidential information of the Company or its Subsidiaries has signed a written agreement containing confidentiality provisions protecting the Company IP trade secrets and confidential information of the Company. The Company has maintained copies of each such executed written agreement and, to the Knowledge of Seller, no party thereto is in default or breach of any such agreements. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its and its Subsidiaries’ trade secrets and confidential information.

(c)           No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create, in whole or in part, any Company IP that are owned or purported to be owned by the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, license rights, or any other right to such Company IP (except for use rights during the term of the applicable agreement between the Company and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Company IP. No Governmental Body has initiated proceedings and, to the Knowledge of Seller, no basis exists for any Governmental Body, to (i) seek payment or repayment from the Company of any amount or benefit received under any government programs or (ii) seek performance of any obligation of the Company under any government programs.

(d)           Section 2.11(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which it or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by and material to the Company or any of its Subsidiaries in their business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, or non-disclosure agreements).

(e)           (i) The operation of the business of the Company and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights (excluding Patents) of any other Person, and, to the Knowledge of Seller, the operation of the business of Company and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Patents of any other Person; and (ii) to the Knowledge of Seller, no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. No Legal Proceeding is pending (or, to the Knowledge of Seller, is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. Since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)            None of the Company IP owned by the Company or any of its Subsidiaries or, to the Knowledge of Seller, or any Company IP exclusively licensed to the Company or any of its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP.

(g)           To the Knowledge of Seller, the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business are, and have at all times been, in material compliance with all applicable Laws and Privacy and Data Processing Requirements. To the Knowledge of Seller, the Company and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company or any of its Subsidiaries. Since December 31, 2022, there have been (i) no loss or theft of, or security breach relating to, Company Data, (ii) no violation of any security policy of the Company or any of its Subsidiaries regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Company Data. The Company and its Subsidiaries have taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s and it Subsidiaries’ business as currently conducted and Company Data from unauthorized use, access, or other Processing, and the Company and its Subsidiaries have taken commercially reasonable steps to require that any third party with access to Company Data collected by or on behalf of the Company or any of its Subsidiaries has taken commercially reasonable steps to protect the Company Data provided to them by the Company or any of its Subsidiaries. The Company and its Subsidiaries have implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Company Data where such steps are required by applicable Privacy and Data Processing Requirements.

(h)           To the Knowledge of Seller, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s and its Subsidiaries’ business, (ii) material unauthorized access to, or other processing of, Company Data, or (iii) material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Company Data in the possession or control of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Company Data. To the Knowledge of Seller, the Company and its Subsidiaries have not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Company Data or alleging any violation of applicable Privacy and Data Processing Requirements.

(i)            The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Company IP. No trade secret, Know-How or proprietary information material to the business of the Company and its Subsidiaries as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the Knowledge of Seller, has been actually disclosed by the Company or any of its Subsidiaries to any Person other than (i) to the FDA or other similar regulatory authority, or (ii) pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by the Company or any of its Subsidiaries in publications or public filings, including as required under applicable securities laws.

(j)            To the Knowledge of Seller, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Company and its Subsidiaries. To the Knowledge of Seller, in the 12 months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) there have not been any material incidents of unauthorized access or other security breaches of the Company Systems.

2.12         Agreements, Contracts and Commitments.

(a)           Section 2.12(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)            each Company Contract that is material to the Company relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)           each Company Contract that is material to the Company containing (A) any covenant limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iii)          each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 in any calendar year pursuant to its express terms and not cancelable without penalty;

(iv)          each Company Contract (A) relating to the disposition or acquisition of material assets, (B) relating to the future acquisition, issuance, voting, registration, sale or transfer of Equity or other security, or (C) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any Equity or other security;

(v)           each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(vi)          each Company Contract requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $500,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or its Subsidiaries; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries;

(vii)         each Company Real Estate Lease;

(viii)        each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company or its Subsidiaries;

(ix)           each Company Contract with any Governmental Body;

(x)            each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi)           each Company Contract requiring Seller or any of its Subsidiaries to use commercially reasonable (or similar) efforts to achieve specific milestones with respect to, or otherwise related to the research, development or sale of, any Company product;

(xii)          each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(xiii)         each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company or any Company Subsidiary under a Company In-bound License;

(xiv)         each Company Contract entered into in settlement of any material Legal Proceeding or other dispute; and

(xv)          any other Company Contract that is not terminable at will (with no penalty or payment, except as required by applicable Law) by the Company and (A) which involves payment or receipt by the Company or any of its Subsidiaries within one (1) year after the date of this Agreement under any such agreement, Contract or commitment of more than $500,000 in the aggregate, or obligations within one (1) year after the date of this Agreement in excess of $500,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries taken as a whole.

(b)           Seller has delivered or made available to Purchaser accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, as of the date of this Agreement, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As to the Company and each of its Subsidiaries, as applicable, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has provided written notice to the Company or any of its Subsidiaries that it desires to renegotiate, modify, not renew or cancel any Company Material Contract, except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

2.13         Compliance; Permits. The Company and its Subsidiaries hold all required Governmental Authorizations that are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 2.13 of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit material to the operations of the Company is valid and in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit that is material to the operations of the Company.

2.14         Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Seller, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company or any of its Subsidiaries, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company or any of its Subsidiaries and would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)           Since December 31, 2022 through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company or any of its Subsidiaries.

(c)           There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of Seller, no officer or employees of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.15         Tax Matters.

(a)           The Company and each of its Subsidiaries (as applicable) has timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company or its Subsidiaries do not file a particular Tax Return or pay a particular Tax that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b)           All income and other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company and its Subsidiaries have not incurred any material Liability for Taxes outside the Ordinary Course of Business. None of the Company and its Subsidiaries has claimed or received any material refund of Taxes or any material Tax-related subsidy, credit, or other incentive to which it was not entitled.

(c)           All Taxes that the Company and its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, shareholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose. The Company and its Subsidiaries have complied in all material respects with all applicable information reporting and backup withholding requirements.

(d)           There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or its Subsidiaries.

(e)           No deficiencies for a material amount of Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Seller, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor any of its or their respective predecessors, has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)            Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(g)           Neither the Company nor any of its Subsidiaries (nor Purchaser as a result of the Contemplated Transactions) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; or (ii) prepaid amount, advance payment or deferred revenue received or accrued prior to the Closing Date outside the Ordinary Course of Business.

(h)           Neither the Company nor any of its Subsidiaries has Liability for any material Taxes of any Person (other than the Company and its Subsidiaries), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(i)            Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)            Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(k)           Schedule 2.15(k) sets forth the classification of each of the Company and its Subsidiaries for U.S. federal income Tax purposes.

(l)            Neither the Company nor any of its Subsidiaries is organized outside the United States and (i) holds any United States real property interests within the meaning of Section 897(c)(1)(A) of the Code, (ii) is engaged in a trade or business within the United States under Section 864 or Section 875 of the Code, (iii) is treated as a United States person under Code Section 897(i), (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (v) is treated as a U.S. domestic corporation under Section 7874(b) of the Code.

For purposes of this Section 2.15, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or such Subsidiary, respectively.

2.16         Employee and Labor Matters; Benefit Plans.

(a)           Section 2.16(a) of the Company Disclosure Schedule is a list of material Company Benefit Plans, and separately designates each Company Benefit Plan that is also a PEO Benefit Plan, other than at-will employment offer letters on the Company’s standard form and other than individual compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any pension, supplemental pension, retirement, registered retirement savings plan, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, termination, change-of-control, retention, health, life, disability, group insurance, paid time off, vacation, holiday, welfare and other material benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be sponsored, maintained, administered or contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company (or beneficiary thereof) or under which the Company has any liability (including, without limitation, by reason of having a Company ERISA Affiliate), including contingent liability, except that the term “Company Benefit Plan” shall not include any public statutory plans with which the Company is required to comply in accordance with local applicable law, including, without limitation, plans administered pursuant to applicable provincial, federal or state health tax, workers’ compensation and workers’ safety and environmental insurance legislation (“Public Statutory Plans”). “PEO Benefit Plan” means each Company Benefit Plan that is maintained, sponsored or provided by a professional employer organization (“PEO”) and “Non-PEO Benefit Plan” means each Company Benefit Plan that is not a PEO Benefit Plan. No Non-PEO Benefit Plan is a plan under which an employer, other than the Company and/or any of its Subsidiaries, is required to contribute.

(b)           As applicable with respect to each material Non-PEO Benefit Plan, Seller has made available to Purchaser, true and complete copies of all material documents with respect to each material Company Benefit Plan, including (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent material filings made with any Governmental Body (v) non-routine material correspondence with any Governmental Body within the three (3) years preceding the date of this Agreement, (vi) the most recent summary annual reports and financial statements, and (vii) all notices and filings from any Governmental Body concerning audits or investigations. As applicable with respect to each material PEO Benefit Plan, Seller has used reasonable best efforts to make available to Purchaser, true and complete copies of each document listed in the previous sentence.

(c)           Each Non-PEO Benefit Plan, and, to the Knowledge of Seller, each PEO Benefit Plan, has since December 31, 2022 been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d)           The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)           Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)            There are no pending audits or investigations by any Governmental Body involving any Non-PEO Benefit Plan, and, to the Knowledge of Seller, involving any PEO Benefit Plan, and no pending or, to the Knowledge of Seller, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Non-PEO Benefit Plan, or, to the Knowledge of Seller, involving any PEO Benefit Plan, or, to the Knowledge of Seller, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been timely made under any of the Company Benefit Plans, Public Statutory Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither the Company nor any Company ERISA Affiliate has any outstanding material liability for any unpaid contributions or premium payments with respect to any Company Benefit Plan. All accruals for vacation pay, premiums for employment and parental insurance, health premiums, accrued wages, salaries and commissions and Company Benefit Plan payments have, in all material respects, been properly reflected in the books and records of the Company.

(g)           Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliates or, to the Knowledge of Seller, any fiduciary, trustee or administrator of any Non-PEO Benefit Plan, or, to the Knowledge of Seller, any PEO Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or any of its Subsidiaries, or any Company ERISA Affiliates to material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)           No Company Benefit Plan provides medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has made a written representation promising the same.

(i)            Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)            Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in any change of control payment, or the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company or any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)           No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with Seller or its Affiliates or other assurance of reimbursement by the Company for any Taxes including those imposed under Code Section 409A or Code Section 4999.

(l)            Neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan for the benefit of any service providers located outside of the U.S.

(m)          Seller has provided to Purchaser a true and correct list, as of the date of this Agreement, containing the names of all employees and independent contractors of the Company and its Subsidiaries, whether or not actively employed and, as applicable: (i) status as full-time, part-time or temporary; (ii) the annual dollar amount of all cash compensation in the form of wages, salary, bonuses, fees, commissions, or director’s fees payable to each person; (iii) dates of employment or service; (iv) title and, with respect to independent contractors, a current written description of such person’s contracting services; (v) visa or immigration status, if applicable; and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of applicable employment standards legislation; and (B) whether such an employee is on leave and, if so, the expected return date, and whether authorized or unauthorized, or receiving benefits arising from a workplace accident or injury while an employee of the Company.

(n)           Neither the Company nor any of its Subsidiaries has, in any material respect, any outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay, salaries, bonuses, or other compensation, current or deferred.

(o)           Neither the Company nor any of its Subsidiaries has, nor is it currently, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries.

(p)           Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Seller, purporting to represent or seeking to represent any employees of the Company or any of its Subsidiaries, including through the filing of a petition for representation election or application for certification. To the Knowledge of Seller, there are no threatened or pending union organizing activities involving any employees of the Company or any of its Subsidiaries. There is not, to the Knowledge of Seller, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, application for Certification, or any similar activity or dispute or any union organizing activity, affecting the Company or any of its Subsidiaries.

(q)           Each of the Company and each of its Subsidiaries is, and since December 31, 2022 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and/or terms and conditions of employment, including worker classification for purposes of overtime entitlements pursuant to applicable employment standards legislation, wages, hours of work, overtime pay, vacation pay, human rights, discrimination, harassment, reprisal and retaliation, equal employment opportunities, employment equity, fair employment practices, meal and rest periods, immigration, occupational health and safety, payment of wages (including overtime wages), employment insurance, workers’ compensation, leaves of absence, restrictive covenants and hours of work, in any case except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries, as applicable, has withheld and reported all amounts required by Law to be withheld relating to income taxes and other statutory deductions for employees, and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, in any case except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries. There is no, and since December 31, 2022 there has not been any, material Legal Proceeding pending or, to the Knowledge of Seller, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant or independent contractor of the Company or any of its Subsidiaries.

(r)            Within the preceding two years, the Company and each of its Subsidiaries has complied in all material respects with the WARN Act.

(s)           Since December 31, 2022, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved the Company or any of its Subsidiaries with respect to any employee or independent contractor of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not otherwise become aware of any such allegations or investigations.

2.17         Environmental Matters. The Company and each of its Subsidiaries is and since December 31, 2022 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries or their business. Neither the Company nor any of its Subsidiaries has received since December 31, 2022 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Seller, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company, its Subsidiaries or their business. No current or (during the time a prior property was leased or controlled by the Company or any of its Subsidiaries) prior property leased or controlled by the Company or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Seller. Prior to the date hereof, Seller has provided or otherwise made available to Purchaser true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or any of its Subsidiaries with respect to any property leased or controlled by the Company or any of its Subsidiaries or any business operated by them.

2.18         Insurance. Seller has delivered or made available to Purchaser accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2022, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or its Subsidiaries has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.19         No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.20         Transactions with Affiliates.

(a)           Since December 31, 2022, there have been no transactions or relationships, between, on one hand, the Company or one of its Subsidiaries and, on the other hand, any (i) officer or director of the Company or one of its Subsidiaries, or, to the Knowledge of Seller, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding membership interests of the Company or (iii) to the Knowledge of Seller, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or one of its Subsidiaries, as applicable) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)           There are no shareholder agreements, voting agreements, registration rights agreements, co-sale agreements or other similar Contracts between the Company and any holders of membership interests of the Company, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

2.21         Anti-Bribery. Neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees or, to the Knowledge of Seller, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company and each of its Subsidiaries is not, nor has the Company or each of its Subsidiaries ever been, the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.22         Disclaimer of Other Representations or Warranties.

(a)           Except as previously set forth in this SECTION 2 or in any Ancillary Agreement or any certificate delivered by Seller to Purchaser pursuant hereto or thereto, Seller makes no representation or warranty, express or implied, at law or in equity, with respect to Seller, the Company, the Subsidiaries of the Company, or any of the Company’s and its Subsidiaries’ assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)           Seller acknowledges and agrees that, except for the representations and warranties of Purchaser set forth in SECTION 3 or in any Ancillary Agreement or any certificate delivered by Seller to Purchaser pursuant hereto or thereto, neither Seller nor any of its Representatives is relying on any other representation or warranty of Purchaser or any other Person made outside of SECTION 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 3.         REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to Section 6.13(i), except (a) as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Purchaser to Seller (the “Purchaser Disclosure Schedule”) or (b) as disclosed in the Purchaser SEC Documents filed with the SEC after December 31, 2023 and at least ten (10) Business Days prior to the date hereof, and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” (but including any description of historic facts or events included therein), “Forward-Looking Statements,” or in any other section to the extent such disclosures are forward-looking statements or cautionary, predictive or forward-looking in nature), Purchaser represents and warrants to Seller as of the date hereof as follows:

3.1           Due Organization; Subsidiaries.

(a)           Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b)           Purchaser is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), and is up-to-date in the filing of all corporate and similar returns (including any ultimate beneficiary declaration or similar corporate transparency declaration) under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Purchaser Material Adverse Effect.

(c)           Purchaser has no Subsidiaries, and Purchaser does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, and does not control directly or indirectly, any other Entity. Purchaser is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2           Organizational Documents. Purchaser has made available to Seller accurate and complete copies of the Organizational Documents of Purchaser in effect as of the date of this Agreement. Purchaser is not in breach or violation of its Organizational Documents.

3.3           Authority; Binding Nature of Agreement.

(a)           Purchaser has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement and, subject to filing of the Certificate of Designation and receipt of the Required Purchaser Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Purchaser Board (at meetings duly called and held or by unanimous written consent) has: (i) resolved that the Contemplated Transactions are fair to, advisable and in the best interests of Purchaser and its stockholders; (ii) authorized, approved and declared advisable this Agreement, the Ancillary Agreements and the Contemplated Transactions, including the issuance of Purchaser Common Stock Payment Shares and Purchaser Preferred Stock Payment Shares to Seller pursuant to the terms of this Agreement and the filing of the Certificate of Designation; and (iii) resolved to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Purchaser vote to approve the Purchaser Stockholder Matters.

(b)           This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.4           Vote Required. The approval of holders of Purchaser Common Stock is not required in order to approve this Agreement, the Ancillary Agreements or the Contemplated Transactions, except with respect to the Purchaser Stockholder Matters. The affirmative vote of a majority of the votes cast at the Purchaser Stockholders’ Meeting by the holders of Purchaser Common Stock (other than the Purchaser Common Stock Payment Shares to be issued at Closing pursuant to this Agreement) are the only vote of the holders of any class or series of Purchaser’s capital stock necessary to approve the proposal described in Section 4.2(a) (“Required Purchaser Stockholder Vote”).

3.5           Non-Contravention; Consents. Subject to obtaining the Required Purchaser Stockholder Vote and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement or the Ancillary Agreements by Purchaser, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Purchaser;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Purchaser, or any of the assets owned or used by Purchaser, is subject, except as would not reasonably be expected to be material to Purchaser or its business;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser, except as would not reasonably be expected to be material to Purchaser;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Purchaser Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Purchaser Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Purchaser Material Contract; (iii) accelerate the maturity or performance of any Purchaser Material Contract; or (iv) cancel, terminate or modify any term of any Purchaser Material Contract, except, in each case, as would not reasonably be expected to be material to Purchaser; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Purchaser (except for Permitted Encumbrances).

Except for (i) the Required Purchaser Stockholder Vote, (ii) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state or provincial securities Laws or foreign investment Laws, Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Purchaser Board has taken and will take all actions necessary to ensure that the restrictions of any Takeover Statute or similar Law, including the restrictions applicable to business combinations contained in Section 203 of the DGCL, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Ancillary Agreements and to the consummation of the Contemplated Transactions.

3.6           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Purchaser consists of 290,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock of Purchaser, each with a par value of $0.0001 per share. As of the Reference Date, (i) 833,683 shares of Purchaser Common Stock have been issued, with no such shares being treasury shares held by Purchaser, and all of such shares being outstanding and (ii) no shares of preferred stock of Purchaser, par value $0.0001 per share, are outstanding.

(b)           All of the outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Purchaser Common Stock is subject to any right of first refusal in favor of Purchaser. Except as contemplated herein, there is no Purchaser Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Purchaser Common Stock. Purchaser is not under any obligation, nor is there any Purchaser Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Purchaser Common Stock or other securities. Section 3.6(b) of the Purchaser Disclosure Schedule accurately and completely lists all repurchase rights held by Purchaser with respect to shares of Purchaser Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Purchaser Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c)           Except for the Purchaser Stock Plan, and except as set forth in Section 3.6(c) of the Purchaser Disclosure Schedule, Purchaser does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Purchaser has reserved 171,857 shares of Purchaser Common Stock for issuance under the Purchaser Stock Plan, of which Purchaser Options to purchase a total of 2,035 shares, in the aggregate, have been issued and are currently outstanding of, which no shares are subject to Purchaser’s right of repurchase, of which (1) 2,035 shares have been reserved for issuance upon exercise of Purchaser Options previously granted and currently outstanding under the Purchaser Stock Plan, (2) no shares have been reserved for issuance upon the settlement of Purchaser RSUs granted under the Purchaser Stock Plan that are outstanding as of the close of business on the Reference Date, and (3) 169,822 shares remain available for future issuance pursuant to the Purchaser Stock Plan. Section 3.6(c) of the Purchaser Disclosure Schedule sets forth the following information with respect to each Purchaser Option outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Purchaser Common Stock subject to such Purchaser Option at the time of grant; (iii) the number of shares of Purchaser Common Stock subject to such Purchaser Option as of the close of business on the Reference Date; (iv) the exercise price of such Purchaser Option; (v) the date on which such Purchaser Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Purchaser Option expires; (viii) whether such Purchaser Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Purchaser Option is “early exercisable”. Purchaser has made available to Seller accurate and complete copies of the Purchaser Stock Plan, the form of the stock option agreements evidencing outstanding Purchaser Options granted thereunder and all stock option agreements that provide for materially different terms than the form stock option agreements. No vesting of Purchaser Options will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 3.6(c) of the Purchaser Disclosure Schedule. The per-share exercise price of each Purchaser Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a share of Purchaser Common Stock on the date of grant of such Purchaser Option and all Purchaser Options are exempt from Section 409A of the Code.

(d)           Section 3.6(d) of the Purchaser Disclosure Schedule sets forth the following information with respect to each Purchaser Warrant outstanding as of the date hereof: (i) the name of the holder; (ii) the number of shares of Purchaser Common Stock subject to such Purchaser Warrant at the time of grant; (iii) the number of shares of Purchaser Common Stock subject to such Purchaser Warrant as of the Reference Date; (iv) the exercise price of such Purchaser Warrant; (v) the date on which such Purchaser Warrant was granted; (vi) the date on which such Purchaser Warrant expires (if applicable); and (vii) all amounts payable to the holder thereof in connection with the Contemplated Transactions. Purchaser has made available to Seller accurate and complete copies of all agreements evidencing outstanding Purchaser Warrants (the “Purchaser Warrant Agreements”).

(e)           Except for the Purchaser Options granted pursuant to the Purchaser Stock Plan, and as otherwise set forth in Section 3.6(e) of the Purchaser Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Purchaser; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Purchaser; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Purchaser. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote.

(f)            All issued and outstanding shares of Purchaser Common Stock, Purchaser Options and other securities of Purchaser have been issued and granted in material compliance with (i) the Organizational Documents of Purchaser in effect as of the relevant time (including, with respect to the Purchaser Options, the Purchaser Stock Plan) and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(g)           All distributions, dividends, repurchases and redemptions of Purchaser Common Stock or other Equity of Purchaser were undertaken in material compliance with (i) the Organizational Documents of Purchaser in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in any applicable Contracts.

3.7           SEC Filings; Financial Statements.

(a)           Purchaser has delivered or made available to Seller accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Purchaser with the SEC since December 31, 2022 (the “Purchaser SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2022, all material statements, reports, schedules, forms and other documents, including any exhibits thereto, required to have been filed by Purchaser or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, or the Sarbanes-Oxley Act (as the case may be), and the rules and regulations thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C.§1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Purchaser SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Purchaser has failed to make the Certifications required of him or her. Purchaser has made available to Seller true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Purchaser, between the SEC, on the one hand, and Purchaser, on the other, since December 31, 2022, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Purchaser except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Purchaser SEC Documents. To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Purchaser. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby. Other than as expressly disclosed in the Purchaser SEC Documents filed prior to the date hereof, there has been no material change in Purchaser’s accounting methods or principles that would be required to be disclosed in Purchaser’s financial statements in accordance with GAAP.

(c)           Purchaser’s independent registered public accounting firm has at all times since January 1, 2022 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Purchaser, “independent” with respect to Purchaser within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Purchaser, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)           Except as set forth in Section 3.7(d) of the Purchaser Disclosure Schedule, since December 31, 2022, through the date of this Agreement, Purchaser has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Purchaser Common Stock on Nasdaq. As of the date of this Agreement, Purchaser has timely responded to all comment letters of the staff of the SEC relating to the Purchaser SEC Documents, and the SEC has not advised Purchaser that any final responses are inadequate, insufficient or otherwise non-responsive. Purchaser has made available to Seller true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Purchaser, on the other hand, occurring since December 31, 2022 and will, reasonably promptly following the receipt thereof, make available to Seller any such correspondence sent or received after the date of this Agreement. To the Knowledge of Purchaser, as of the date of this Agreement, none of the Purchaser SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e)           Since December 31, 2022, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Purchaser, the Purchaser Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)            Except as set forth in Section 3.7(f) of the Purchaser Disclosure Schedule, Purchaser is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(g)           Purchaser maintains, and at all times since December 31, 2022, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Purchaser Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Purchaser’s assets that could have a material effect on Purchaser’s financial statements and (iv) that Purchaser maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Purchaser. Purchaser has evaluated the effectiveness of Purchaser’s internal control over financial reporting since December 31, 2022, and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Purchaser has disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser’s auditors and audit committee (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves Purchaser, Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or and (C) any claim or allegation regarding any of the foregoing. Purchaser has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Purchaser’s internal control over financial reporting.

(h)           Purchaser maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Purchaser in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)            Purchaser has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8           Absence of Changes. From the date of the Purchaser Balance Sheet, Purchaser has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Purchaser Material Adverse Effect and (y) Purchaser has not done any of the following:

(a)           sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any capital stock or other security of Purchaser (except for Purchaser Common Stock issued upon the valid exercise of outstanding Purchaser Options); (ii) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees in the Ordinary Course of Business; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Purchaser;

(b)           except as required to give effect to anything in contemplation of the Closing, effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(c)           (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(d)           acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its material assets or properties, or granted any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties, except in the Ordinary Course of Business;

(e)           made, changed or revoked any material Tax election, failed to pay fully any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability (including entering into any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body), entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(f)            made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $500,000;

(g)           other than as required by Law or GAAP, taken any action to change accounting policies or procedures; or

(h)           agreed, resolved or committed to do any of the foregoing.

3.9           Absence of Undisclosed Liabilities. As of the date hereof, Purchaser does not have any Liability (whether or not required to be reflected in Purchaser’s financial statements prepared in accordance with GAAP), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Purchaser Balance Sheet; (b) Liabilities that have been incurred by Purchaser since the date of the Purchaser Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Purchaser under Purchaser Contracts in the Ordinary Course of Business; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities that would not reasonably be expected be, individually or in the aggregate, material to Purchaser.

3.10         Title to Assets. Purchaser owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Purchaser or its business, including: (a) all tangible assets reflected on the Purchaser Balance Sheet; and (b) all other tangible assets reflected in the books and records of Purchaser as being owned by Purchaser. All of such assets are owned or, in the case of leased assets, leased by Purchaser free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11         Real Property; Leasehold. Purchaser does not own and has never owned any real property. Purchaser has made available to Seller (a) an accurate and complete list of all real properties with respect to which Purchaser directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Purchaser, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Purchaser Real Estate Leases”), each of which is in full force and effect, with no existing material default that would reasonably be expected to have a Purchaser Material Adverse Effect thereunder by Purchaser, or to the Knowledge of Purchaser, any other party thereto. Purchaser’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Purchaser has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties, except in each case as would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.12         Intellectual Property; Privacy.

(a)           Section 3.12(a) of the Purchaser Disclosure Schedule identifies each item of Purchaser Registered IP, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owners, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and (v) to the extent applicable, the expiration date. To the Knowledge of Purchaser, each of the Patents and Patent applications included in Section 3.12(a) of the Purchaser Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the applicable foreign jurisdiction. For all Purchaser Registered IP owned or purported to be owned, in whole or in part, by the Purchaser (the “Owned Purchaser Registered IP”) and all other Purchaser Registered IP for which the Purchaser has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal and other material filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Purchaser Registered IP in full force and effect and, except as set forth on Section 3.12(a) of the Purchaser Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Purchaser, threatened in writing, in which the scope, validity, enforceability or ownership of any Purchaser IP is being or has been contested or challenged. To the Knowledge of Purchaser, each item of Purchaser IP is valid and enforceable, and with respect to the Purchaser Registered IP, subsisting. To the Knowledge of Purchaser, Purchaser has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Purchaser Registered IP and all other Purchaser Registered IP for which the Purchaser has responsibility for prosecution and maintenance activities.

(b)           Purchaser (i) exclusively owns, is the sole assignee of, or has exclusively licensed all Owned Purchaser Registered IP and all other Purchaser IP (other than as disclosed in Section 3.12(b) of the Purchaser Disclosure Schedule), and (ii) has valid and continuing rights, pursuant to the Purchaser In-bound Licenses, to use all other material Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Purchaser, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Purchaser, the Owned Purchaser Registered IP is currently in compliance in all material respects with all Laws necessary to record and perfect the Purchaser’s interest in, and the chain of title of, the Owned Purchaser Registered IP and to ensure the ability to claim priority in all jurisdictions, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. The Purchaser IP constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Purchaser’s business as currently conducted, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. Each Purchaser Associate involved in the creation or development of any material Purchaser IP, pursuant to such Purchaser Associate’s activities on behalf of Purchaser, has signed a written agreement containing an assignment of such Purchaser Associate’s rights in such Purchaser IP to Purchaser. Each Purchaser Associate who has or has had access to Purchaser’s trade secrets or confidential information has signed a written agreement containing confidentiality provisions protecting the Purchaser IP, trade secrets and confidential information. Purchaser has maintained copies of each such executed written agreement and, to the Knowledge of Purchaser, no party thereto is in default or breach of any such agreements. Purchaser has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c)           No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create, in whole or in part, any Purchaser IP that are owned or purported to be owned by Purchaser, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, license rights, or any other right to such Purchaser IP (except for use rights during the term of the applicable agreement between the Purchaser and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Purchaser IP (other than pursuant to any Purchaser In-bound License disclosed on Section 3.12(d) of the Purchaser Disclosure Schedule). No Governmental Body has initiated any Legal Proceeding and, to the Knowledge of Purchaser, no basis exists for any Governmental Body, to (i) seek payment or repayment from Purchaser of any amount or benefit received under any government programs or (ii) seek performance of any obligation of Purchaser under any government programs.

(d)           Section 3.12(d) of the Purchaser Disclosure Schedule sets forth each license agreement pursuant to which Purchaser (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Purchaser in its business as currently conducted (each a “Purchaser In-bound License”) or (ii) grants to any third party a license under any material Purchaser IP (each a “Purchaser Out-bound License”) (provided, that, Purchaser In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Purchaser Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Purchaser Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, or non-disclosure agreements). All Purchaser In-bound Licenses and Purchaser Out-bound Licenses, to the Knowledge of Purchaser, are in full force and effect and are valid, enforceable and binding obligations of Purchaser and, to the Knowledge of Purchaser, each other party to such Purchaser In-bound Licenses (including the MGH License Agreement) or Purchaser Out-bound Licenses. Neither Purchaser, nor, to the Knowledge of Purchaser, any other party to such Purchaser In-bound Licenses (including the MGH License Agreement) or Purchaser Out-bound Licenses, is in breach under any Purchaser In-bound Licenses or Purchaser Out-bound Licenses. Except as set forth in Section 3.12(d) of the Purchaser Disclosure Schedule, none of the terms or conditions of any Purchaser In-bound License or any Purchaser Out-bound License requires Purchaser or any of its Affiliates to maintain, develop or prosecute any Intellectual Property Rights.

(e)           (i) The operation of the business of Purchaser as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights (excluding Patents) of any other Person, and, to the Knowledge of Purchaser, the operation of the business of Purchaser as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Patents of any other Person; and (ii) to the Knowledge of Purchaser, no other Person is infringing, misappropriating or otherwise violating any Purchaser IP or any Intellectual Property Rights exclusively licensed to the Purchaser. No Legal Proceeding is pending (or, to the Knowledge of Purchaser, is threatened in writing) (A) against Purchaser alleging that the operation of the business of Purchaser infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Purchaser alleging that another Person has infringed, misappropriated or otherwise violated any of the Purchaser IP or any Intellectual Property Rights exclusively licensed to the Purchaser. Since December 31, 2022, Purchaser has not received any written notice or other written communication alleging that the operation of the business of Purchaser infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)            None of the Purchaser IP owned by the Purchaser or, to the Knowledge of Purchaser, any Purchaser IP exclusively licensed by the Purchaser is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely restricts the use, transfer, registration or licensing by Purchaser of any such Purchaser IP.

(g)           To the Knowledge of Purchaser, Purchaser and the operation of Purchaser’s business are, and have at all times been, in material compliance with all applicable Laws and Privacy and Data Processing Requirements. To the Knowledge of Purchaser, Purchaser has at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Purchaser Data as Processed by or for Purchaser. Since December 31, 2022, there have been (i) no loss or theft of, or security breach relating to. Purchaser Data, (ii) no violation of any security policy of Purchaser regarding any such Purchaser Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Purchaser Data. Purchaser has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Purchaser’s business as currently conducted and Purchaser Data from unauthorized use, access, or other Processing, and Purchaser has taken commercially reasonable steps to require that any third party with access to Purchaser Data collected by or on behalf of Purchaser has taken commercially reasonable steps to protect the Purchaser Data provided to them by Purchaser. Purchaser has implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Purchaser Data where such steps are required by applicable Privacy and Data Processing Requirements.

(h)           To the Knowledge of Purchaser, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Purchaser’s business, (ii) material unauthorized access to, or other processing of, Purchaser Data, or (iii) material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Purchaser Data in the possession or control of Purchaser and Purchaser has not provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Purchaser Data. To the Knowledge of Purchaser, Purchaser has not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Purchaser Data or alleging any violation of applicable Privacy and Data Processing Requirements.

(i)            Purchaser has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Purchaser IP. No trade secret, Know-How or proprietary information material to the business of Purchaser as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the Knowledge of Purchaser, has been actually disclosed by Purchaser to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by Purchaser in publications or public filings, including as required under applicable securities laws.

(j)            To the Knowledge of Purchaser, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by Purchaser an (collectively, the “Purchaser Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Purchaser. To the Knowledge of Purchaser, in the 12 months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Purchaser Systems that have caused a material disruption or interruption to the conduct of the business of Purchaser as currently conducted, and (ii) there have not been any material incidents of unauthorized access or other security breaches of the Purchaser Systems.

3.13         Agreements, Contracts and Commitments.

(a)           Section 3.13 of the Purchaser Disclosure Schedule lists the following Purchaser Contracts in effect as of the date of this Agreement other than any Purchaser Benefit Plans (each, a “Purchaser Material Contract” and collectively, the “Purchaser Material Contracts”):

(i)            a “material contract” as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)           each Purchaser Contract that is material to Purchaser relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)          each Purchaser Contract that is material to Purchaser containing (A) any covenant limiting in any material respect the freedom of Purchaser to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Purchaser or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Purchaser, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iv)          each Purchaser Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 in any calendar year pursuant to its express terms and not cancelable without penalty;

(v)           each Purchaser Contract (A) relating to the disposition or acquisition of material assets, (B) relating to the future acquisition, issuance, voting, registration, sale or transfer of Equity (including the Warrant Agreements), or (C) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any Equity or other security;

(vi)          each Purchaser Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Purchaser or any loans or debt obligations with officers or directors of Purchaser;

(vii)         each Purchaser Contract requiring payment by or to Purchaser after the date of this Agreement in excess of $300,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Purchaser; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Purchaser has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Purchaser has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Purchaser; or (D) any Purchaser Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Purchaser or any Purchaser Contract to sell, distribute or commercialize any products or service of Purchaser;

(viii)        each Purchaser Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Purchaser;

(ix)           each Purchaser Real Estate Lease;

(x)            each Purchaser Contract with any Governmental Body;

(xi)           each Purchaser Out-bound License and Purchaser In-bound License, and each Purchaser Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii)          each Purchaser Contract requiring Purchaser or any of its Subsidiaries to use commercially reasonable (or similar) efforts to achieve specific milestones with respect to, or otherwise related to the research, development or sale of, any Purchaser product;

(xiii)         each Purchaser Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Purchaser;

(xiv)         each Purchaser Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Purchaser IP or material Intellectual Property Right licensed to Purchaser under a Purchaser In-bound License; and

(xv)          each Purchaser Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvi)         any other Contract that is not terminable at will (with no penalty or payment, except as required by applicable Law) by Purchaser and (A) which involves payment or receipt by Purchaser within one (1) year after the date of this Agreement under any such agreement, Contract or commitment of more than $300,000 in the aggregate, or obligations within one (1) year after the date of this Agreement in excess of $300,000 in the aggregate, or (B) that is material to the business or operations of Purchaser.

(b)           Purchaser has delivered or made available to Seller accurate and complete copies of all Purchaser Material Contracts, including all amendments thereto. There are no Purchaser Material Contracts that are not in written form. Purchaser has not, nor, to Purchaser’s Knowledge, as of the date of this Agreement, has any other party to a Purchaser Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Purchaser Material Contract, except as would not reasonably be expected to be material to Purchaser. As to Purchaser, as of the date of this Agreement, each Purchaser Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Purchaser Material Contract to change, any material amount paid or payable to Purchaser under any Purchaser Material Contract or any other material term or provision of any Purchaser Material Contract, and no Person has provided written notice to Purchaser that it desires to renegotiate, modify, not renew or cancel any Purchaser Material Contract, except as would not be reasonably expected to be material to Purchaser.

3.14         Compliance; Permits. Purchaser holds all required Governmental Authorizations that are material to the operation of the business of Purchaser as currently conducted (the “Purchaser Permits”). Section 3.14 of the Purchaser Disclosure Schedule identifies each Purchaser Permit. Each such Purchaser Permit material to the operation of the business of Purchaser is valid and in full force and effect, and Purchaser is in material compliance with the terms of the Purchaser Permits. No Legal Proceeding is pending or, to the Knowledge of Purchaser, threatened, which seeks to revoke, limit, suspend, or materially modify any Purchaser Permit material to the operation of the business of Purchaser.

3.15         Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Purchaser, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Purchaser, (B) any Purchaser Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Purchaser and would reasonably be expected to be material to the Purchaser; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)           Since December 31, 2022 through the date of this Agreement, no Legal Proceeding has been pending against Purchaser that resulted in material liability to Purchaser.

(c)           There is no order, writ, injunction, judgment or decree to which Purchaser, or any of the material assets owned or used by Purchaser, is subject, except as would not be reasonably expected to be material to Purchaser. To the Knowledge of Purchaser, no officer of Purchaser is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Purchaser or to any material assets owned or used by Purchaser, except as would not be reasonably expected to be material to Purchaser.

3.16         Tax Matters.

(a)           Purchaser has filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Purchaser does not file a particular Tax Return or pay a particular Tax that Purchaser is subject to taxation by that jurisdiction.

(b)           All income and other material Taxes due and owing by Purchaser on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Purchaser did not, as of the date of the Purchaser Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Purchaser Balance Sheet. Since the Purchaser Balance Sheet Date, Purchaser has not incurred any material Liability for Taxes outside the Ordinary Course of Business. Purchaser has not claimed or received any material refund of Taxes or any material Tax-related subsidy, credit, or other incentive to which it was not entitled.

(c)           All Taxes that Purchaser is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose. Purchaser has complied in all material respects with all applicable information reporting and backup withholding requirements.

(d)           There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Purchaser.

(e)           No deficiencies for a material amount of Taxes with respect to Purchaser have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Purchaser, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Purchaser. Purchaser has not waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)            Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           Purchaser is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)           Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, provincial, local or foreign Law) executed on or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law) entered into on or prior to Closing; (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, provincial, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Purchaser has not made any election under Section 965(h) of the Code.

(i)            Purchaser has not ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Purchaser) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Purchaser has no Liability for any material Taxes of any Person (other than Purchaser) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j)            Purchaser has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, provincial, local or foreign Law).

(k)           Purchaser has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l)            Purchaser has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m)          Purchaser is a domestic corporation for U.S. federal income tax purposes. Purchaser has not made an election or taken any other action to change its federal and state income tax classification from such classification since its formation.

For purposes of this Section 3.16, each reference to Purchaser shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Purchaser.

3.17         Employee and Labor Matters; Benefit Plans.

(a)           Section 3.17(a) of the Purchaser Disclosure Schedule is a list of material Purchaser Benefit Plans, other than at-will employment offer letters on Purchaser’s standard form and other than individual Purchaser Options or other compensatory equity award agreements made pursuant to the Purchaser’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Purchaser Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any pension, supplemental pension, retirement, registered retirement savings plan, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, termination, change-of-control, retention, health, life, disability, group insurance, paid time off, vacation, holiday, welfare and other material benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be sponsored, maintained, administered or contributed to, by Purchaser for the benefit of any current or former employee, director, officer or independent contractor of Purchaser or under which Purchaser has any liability (including, without limitation, by reason of having a Purchaser ERISA Affiliate), including contingent liability, except that the term “Purchaser Benefit Plan” shall not include any Public Statutory Plans with which Purchaser is required to comply in accordance with local applicable law, including, without limitation, plans administered pursuant to applicable provincial, federal or state health tax, workers’ compensation and workers’ safety and environmental insurance legislation. Section 3.17(a) of the Purchaser Disclosure Schedule indicates which of the Purchaser Benefit Plans are maintained by a professional employer organization. No Purchaser Benefit Plan is a plan under which an employer, other than Purchaser and/or any of its Subsidiaries, is required to contribute.

(b)           As applicable with respect to each material Purchaser Benefit Plan, Purchaser has made available to Seller true and complete copies of all material documents with respect to each material Purchaser Benefit Plan, including (i) each material Purchaser Benefit Plan, including all amendments thereto, and in the case of an unwritten material Purchaser Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent material filings made with any Governmental Body, (v) non-routine material correspondence with any Governmental Body within the three (3) years preceding the date of this Agreement, (vi) the most recent summary annual reports and financial statements, and (vii) all notices and filings from any Governmental Body concerning audits or investigations.

(c)           Each Purchaser Benefit Plan has since December 31, 2022 been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d)           The Purchaser Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Purchaser Benefit Plan or the tax exempt status of the related trust.

(e)           Neither Purchaser nor any Purchaser ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)            There are no pending audits or investigations by any Governmental Body involving any Purchaser Benefit Plan, and no pending or, to the Knowledge of Purchaser, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Purchaser Benefit Plans), suits or proceedings involving any Purchaser Benefit Plan, or, to the Knowledge of Purchaser, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Purchaser. All contributions and premium payments required to have been timely made under any of the Purchaser Benefit Plans, Public Statutory Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither Purchaser nor any Purchaser ERISA Affiliate has any outstanding material liability for any unpaid contributions or premium payments with respect to any Purchaser Benefit Plan. All accruals for vacation pay, premiums for employment and parental insurance, health premiums, accrued wages, salaries and commissions and Purchaser Benefit Plan payments have, in all material respects, been properly reflected in the books and records of Purchaser.

(g)           Neither Purchaser nor any Purchaser ERISA Affiliates or, to the Knowledge of Purchaser, any fiduciary, trustee or administrator of any Purchaser Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Purchaser Benefit Plan which would subject any such Purchaser Benefit Plan, Purchaser, or any Purchaser ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)           No Purchaser Benefit Plan provides medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of Purchaser, Purchaser has not made a written representation promising the same.

(i)            Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Purchaser pursuant to any Purchaser Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Purchaser Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Purchaser Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Purchaser Benefit Plan or (v) limit the right to merge, amend or terminate any Purchaser Benefit Plan.

(j)            Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in any change of control payment, or the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Purchaser of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5). No later than 15 Business Days prior to the effective date of the Purchaser Preferred Stock Conversion, Purchaser will provide Seller with a copy of its Section 280G analysis and calculations.

(k)           No current or former employee, officer, director or independent contractor of Purchaser has any “gross up” agreements with Purchaser or other assurance of reimbursement by Purchaser for any Taxes including those imposed under Code Section 409A or Code Section 4999.

(l)            The Purchaser does not maintain any Purchaser Benefit Plan for the benefit of any service providers located outside of the U.S.

(m)          Purchaser has provided to Seller a true and correct list, as of the date of this Agreement, containing the names of all employees and independent contractors of Purchaser and its Subsidiaries, whether or not actively employed and, as applicable: (i) status as full-time, part-time or temporary; (ii) the annual dollar amount of all cash compensation in the form of wages, salary, bonuses, fees, commissions, or director’s fees payable to each person; (iii) dates of employment or service; (iv) title and, with respect to independent contractors, a current written description of such person’s contracting services; (v) visa or immigration status, if applicable; and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of applicable employment standards legislation; and (B) whether such an employee is on leave and, if so, the expected return date, and whether authorized or unauthorized, or receiving benefits arising from a workplace accident or injury while an employee of Purchaser.

(n)           Purchaser does not have, in any material respect, any outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay, salaries, bonuses, or other compensation, current or deferred.

(o)           Purchaser has not, nor is it currently, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Purchaser, threatened against Purchaser.

(p)           Purchaser is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Purchaser, purporting to represent or seeking to represent any employees of Purchaser, including through the filing of a petition for representation election or application for certification. To the Knowledge of Purchaser, there are no threatened or pending union organizing activities involving any employees of Purchaser. There is not, to the Knowledge of Purchaser, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, application for Certification, or any similar activity or dispute, or any union organizing activity, affecting Purchaser.

(q)           Purchaser is, and since December 31, 2022 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and/or terms and conditions of employment, including worker classification for purposes of overtime entitlements pursuant to applicable employment standards legislation, wages, hours of work, overtime pay, vacation pay, human rights, discrimination, harassment, reprisal and retaliation, equal employment opportunities, employment equity, fair employment practices, meal and rest periods, immigration, occupational health and safety, payment of wages (including overtime wages), employment insurance, workers’ compensation, leaves of absence, restrictive covenants and hours of work, in any case except as would not be reasonably likely to result in a material liability to Purchaser. Purchaser has withheld and reported all amounts required by Law to be withheld relating to income taxes and other statutory deductions for employees, and reported with respect to wages, salaries and other payments, benefits, or compensation to employees in any case except as would not be reasonably likely to result in a material liability to the Purchaser. There is no, and since December 31, 2022 there has not been any, material Legal Proceeding pending or, to the Knowledge of Purchaser, threatened or reasonably anticipated against Purchaser relating to any current or former employee, applicant for employment, or consultant or independent contractor of Purchaser.

(r)            Within the preceding two years, Purchaser has complied in all material respects with the WARN Act.

(s)           Since December 31, 2022, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved Purchaser with respect to any employee or independent contractor of Purchaser, and Purchaser has not otherwise become aware of any such allegations or investigations.

3.18         Environmental Matters. Purchaser is in compliance and since December 31, 2022 has complied with all applicable Environmental Laws, which compliance includes the possession by Purchaser of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Purchaser or its business. Purchaser has not received since December 31, 2022 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Purchaser is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Purchaser, there are no circumstances that would reasonably be expected to prevent or interfere with Purchaser’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Purchaser or its business. No current or (during the time a prior property was leased or controlled by Purchaser) prior property leased or controlled by Purchaser has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Purchaser pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Purchaser. Prior to the date hereof, Purchaser has provided or otherwise made available to Seller true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Purchaser with respect to any property leased or controlled by Purchaser or any business operated by it.

3.19         Transactions with Affiliates. Except as set forth in the Purchaser SEC Documents filed prior to the date of this Agreement, since the date of Purchaser’s last proxy statement filed on July 15, 2025 with the SEC, no event has occurred that would be required to be reported by Purchaser pursuant to Item 404 of Regulation S-K. There are no Affiliates of Purchaser as of the date of this Agreement.

3.20         Insurance. Purchaser has delivered or made available to Seller accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Purchaser. Each of such insurance policies is in full force and effect and Purchaser is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2022, Purchaser has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Purchaser has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Purchaser for which Purchaser has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Purchaser of its intent to do so.

3.21         Opinion of Financial Advisor. The Purchaser Board has received an opinion of HCW, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Closing Consideration being issued to Seller is fair, from a financial point of view, to Purchaser. It is agreed and understood that such opinion is furnished solely for the use of the Purchaser Board and may not be relied upon by Seller or any other party. Purchaser shall provide a copy of such written opinion to Seller solely for informational purposes promptly following the Closing.

3.22         No Financial Advisors. No broker, finder or investment banker, other than Tungsten Partners LLC d/b/a Tungsten Advisors (through its Broker-Dealer, Finalis Securities LLC) (“Tungsten”) and H.C. Wainwright & Co. (“HCW”) is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser. True and correct copies of all engagement letters with Tungsten and HCW have been made available to Seller.

3.23         Anti-Bribery. Neither Purchaser nor any of its directors, officers, employees or, to Purchaser’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of applicable Anti-Bribery Laws. Purchaser is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.24         CFIUS. Purchaser is not a U.S. business that (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

3.25         Valid Issuance. The Purchaser Common Stock and Purchaser Convertible Preferred Stock to be issued in the Membership Interest Purchase will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and free from preemptive rights and free of any Encumbrance. To the Knowledge of Purchaser as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Purchaser or, to Purchaser’s Knowledge, any Purchaser Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable. The Purchaser has exercised reasonable care to determine (i) the identity of each person that is a Purchaser Covered Person; and (ii) whether any Purchaser Covered Person is subject to a Disqualifying Event. The Purchaser has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) under the Securities Act, and has furnished to the Seller a copy of any disclosures provided thereunder.

3.26         Investment Purpose

(a)           Purchaser is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Interests are not registered under the Securities Act, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(b)           Purchaser is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Purchaser has had the opportunity to discuss with the Company’s representatives the business, assets, liabilities, financial condition and operations of the Company, has received all materials, documents and other information that Purchaser deems necessary or advisable to evaluate the Company and the Interests and has made its own independent examination, investigation, analysis and evaluation of the Company and the Interests, including its own estimate of the value of the Interests. Purchaser has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Company) as Purchaser deems adequate.

3.27         Disclaimer of Other Representations or Warranties.

(a)           Except as previously set forth in this SECTION 3 or in any Ancillary Agreement or any certificate delivered by Purchaser to Seller pursuant hereto or thereto, Purchaser does not make any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)           Purchaser acknowledges and agrees that, except for the representations and warranties of Seller set forth in SECTION 2 or in any Ancillary Agreement or any certificate delivered by Purchaser to Seller pursuant hereto or thereto, neither Purchaser nor any of its Representatives is relying on any other representation or warranty of Seller or any other Person made outside of SECTION 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 4.         ADDITIONAL AGREEMENTS OF THE PARTIES

4.1           Purchaser Stockholders’ Meeting.

(a)           As promptly as practicable following the date of this Agreement but subject to the performance of Section 4.14, Purchaser shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Purchaser Common Stock for the purpose of seeking:

(i)            approval of the Preferred Stock Conversion Proposal; and

(ii)           approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal”).

For purposes of this Agreement, the matters contemplated by this Section 4.1(a) are referred to as the “Purchaser Stockholder Matters,” and such stockholder meeting referred to above, the “Purchaser Stockholders’ Meeting”; provided, that the Purchaser Stockholders’ Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC (and, in any event, no later than forty-five (45) days after such date).

(b)           Subject to the performance of Section 4.14, Purchaser shall:

(i)            use reasonable best efforts to (A) call and hold the Purchaser Stockholders’ Meeting as promptly as practicable in accordance with Section 4.1(a) and (B) solicit and obtain the Required Purchaser Stockholder Vote, including (1) within five (5) Business Days from the date of this Agreement, engaging a nationally recognized proxy solicitation firm and information agent that is reasonably acceptable to Seller, (2) actively attempting to contact and obtain votes from Purchaser’s stockholders (including its retail stockholders with meaningful holdings of Purchaser Common Stock), and (3) working with Purchaser’s transfer agent and inspector of elections to facilitate an appropriate and straightforward process for obtaining the Required Purchaser Stockholder Vote, and

(ii)           not issue, grant or deliver, or agree to issue grant or deliver, shares of Purchaser Common Stock or other Equity of Purchaser to any Person that has not entered into a voting support agreement in form and substance reasonably satisfactory to Seller.

(c)           If on a date preceding the Purchaser Stockholders’ Meeting, Purchaser reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Purchaser Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Purchaser Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholders’ Meeting, then, in each case, Purchaser shall use its reasonable best efforts to adjourn the Purchaser Stockholders’ Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. In no event shall the record date of the Purchaser Stockholders’ Meeting be changed without Seller’s prior written Consent, and Purchaser shall consult with Seller in good faith regarding the conduct, timing and adjournment of such meeting.

(d)           If the approval of the Purchaser Stockholder Matters is not obtained at the Purchaser Stockholders’ Meeting (including any adjournment thereof), Purchaser shall use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Purchaser or, if such annual meeting is not scheduled to be held within six (6) months after the Purchaser Stockholders’ Meeting, a special meeting of the stockholders of Purchaser to be held within six months after the Purchaser Stockholders’ Meeting. Purchaser shall hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Purchaser to approve the Purchaser Stockholder Matters will be solicited and taken, at least once every six (6) months until Purchaser obtains approval of the Purchaser Stockholder Matters.

(e)           Purchaser agrees that: (i) the Purchaser Board shall recommend that the holders of Purchaser Common Stock vote to approve the Purchaser Stockholder Matters at each such meeting and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in subsections (a) and (b), (ii) the Proxy Statement with respect to such meeting shall include a statement to the effect that the Purchaser Board recommends that the Purchaser’s stockholders vote to approve the Purchaser Stockholder Matters, and (iii) without the prior written Consent of Seller, the Purchaser Stockholder Matters shall be the only matters (other than matters of procedure, including adjournment or postponement thereof, and matters required by applicable Laws to be voted on by the stockholders of Purchaser in connection with the Purchaser Stockholder Matters) that Purchaser shall propose to be acted on by Purchaser’s stockholders at the Purchaser Stockholders Meeting or any special meeting referred to in Section 4.1(b).

(f)            Seller and Purchaser acknowledge that, under the Nasdaq Stock Market Rules, the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal or the Change of Control Proposal.

4.2           Proxy Statement.

(a)           Within thirty (30) days following receipt by Purchaser of all the financial statements required to be delivered pursuant to Section 4.14 and subject to Section 4.2(e), Purchaser shall prepare and file with the SEC a proxy statement relating to the Purchaser Stockholders’ Meeting to be held in connection with the Purchaser Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Purchaser shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. Purchaser shall not file the Proxy Statement, or any amendment or supplement thereto, or respond to SEC comments or requests, without providing Seller a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Purchaser).

(b)           Purchaser covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)           Purchaser shall notify Seller promptly (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff, and of any written or oral request by the SEC or its staff for amendments or supplements, to the Proxy Statement or for additional information, and will supply Seller with copies of all written correspondence and summaries of all oral correspondence between Purchaser or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.

(d)           Purchaser shall use reasonable best efforts to cause the Proxy Statement to be mailed to Purchaser’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Purchaser or Seller (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Party thereof and shall cooperate and consult with such other Party in Purchaser filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Purchaser stockholders.

(e)           The Parties shall reasonably cooperate and consult with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or the Company that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement. If at any time the information provided in Proxy Statement has or will become “stale” and new information should, as determined by Purchaser acting reasonably, be disclosed in an amendment or supplement to the Proxy Statement, then Purchaser shall promptly inform Seller thereof and each such Party shall cooperate and consult with one another, and shall use reasonable best efforts to cause their accounting and other outside professionals to so cooperate and consult, (i) in providing the financial reporting necessary for such filing and (ii) in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the Purchaser stockholders).

4.3           No Solicitation. From the date hereof until the approval of the Purchaser Stockholder Matters by the Purchaser stockholders, Purchaser shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate, propose or knowingly encourage or facilitate (including by providing information), or take any other action designed to encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal relating to Purchaser, the Interests or all or a majority of the assets of Purchaser (“Acquisition Proposal”), (b) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person (other than Seller or Seller’s Representatives) any information or data concerning Purchaser or the Company relating to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (c) execute or enter into any letter of intent, agreement in principle, tender agreement, support agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that may reasonably be expected to lead to or facilitate an Acquisition Proposal, or that conflicts with this Agreement. Purchaser shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Purchaser shall notify Seller within 24 hours of receipt of any Acquisition Proposal.

4.4           Transaction Litigation. Purchaser shall give Seller prompt written notice of any actual or threatened Legal Proceeding against Purchaser and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Seller reasonably informed with respect to the status thereof. Purchaser will (a) give Seller the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (b) consult with Seller with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) consider in good faith Seller’s advice with respect to such Transaction Litigation. In no event shall Purchaser enter into or agree to any settlement or mooting disclosure with respect to such Transaction Litigation without Seller’s prior written Consent (which Consent shall not be unreasonably withheld, conditioned or delayed).

4.5           Reservation of Purchaser Common Stock; Issuance of Shares of Purchaser Common Stock. For as long as any Purchaser Preferred Stock Payment Shares remain outstanding, Purchaser shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Purchaser Common Stock or shares of Purchaser Common Stock held in treasury by Purchaser, for the purpose of effecting the Purchaser Preferred Stock Conversion, the full number of shares of Purchaser Common Stock then issuable upon the conversion of all Purchaser Preferred Stock Payment Shares then outstanding. Purchaser shall cause all shares of Purchaser Common Stock delivered upon conversion of the Purchaser Preferred Stock Payment Shares to be newly issued shares or shares held in treasury by Purchaser, duly authorized and validly issued and fully paid and nonassessable, and free from preemptive rights and free of any Encumbrance.

4.6           Employee Benefits.

(a)           For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Purchaser or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) (the “Post-Closing Plans”), Purchaser shall use commercially reasonable efforts to cause each employee of the Company who remains employed by Purchaser or the Company, or any of their respective Subsidiaries following the Closing, (together, the “Continuing Employees”) to be credited with his or her years of service with the Company or any of its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to the extent that it would apply by operation of Law. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Purchaser shall use its commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time, Purchaser agrees to maintain base salary and annual cash incentive opportunities for the Continuing Employees that are, in each case, not less than those in effect for the Continuing Employees immediately prior to the Effective Time, and health and welfare benefits for the Continuing Employees at levels which are substantially comparable in the aggregate to those in effect for the Continuing Employees immediately prior to the Effective Time.

(b)           Following the Purchaser Preferred Stock Conversion, the Purchaser shall take the actions set forth on Section 4.6(b) of the Purchaser Disclosure Schedule.

(c)           Following the Effective Time, the Purchaser shall take the actions set forth on Section 4.6(c) of the Purchaser Disclosure Schedule.

(d)           The provisions of this Section 4.6 are for the sole benefit of Purchaser and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Purchaser Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or Purchaser (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Purchaser Benefit Plan or Post-Closing Plan, or (iii) limit the ability of Purchaser to terminate the employment of any Continuing Employee or modify the at-will status of any Continuing Employees.

4.7           Indemnification of Officers and Directors.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Purchaser shall, and shall cause the Company to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Purchaser or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Legal Proceeding arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Purchaser or of the Company, or any Subsidiary thereof, asserted or claimed prior to the Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Purchaser and the Company, jointly and severally, upon receipt by Purchaser or the Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Purchaser, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)           The provisions of the certificate of incorporation and bylaws of Purchaser with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Purchaser that are presently set forth in the certificate of incorporation and bylaws of Purchaser shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Purchaser, unless such modification is required by applicable Law. The Organizational Documents of the Company shall contain, and Purchaser shall cause the Organizational Documents of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Purchaser.

(c)           From and after the Effective Time, (i) Purchaser shall cause the Company to fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties set forth on Section 4.7(c)(i) of the Company Disclosure Schedule, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Purchaser shall fulfill and honor in all respects the obligations of Purchaser to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Purchaser’s Organizational Documents and pursuant to any indemnification agreements between Purchaser and such D&O Indemnified Parties set forth on Section 4.7(c)(ii) of the Purchaser Disclosure Schedule, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)           From and after the Effective Time, Purchaser shall continue to maintain directors’ and officers’ liability insurance policies on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Purchaser (“Purchaser D&O”), which Purchaser D&O shall cover each of the Seller Nominees following their appointment to the Purchaser Board in accordance with Section 4.10 hereof. The Purchaser shall include the Company and its Subsidiaries, from and after the Effective Time, as an insured under the Purchaser D&O. From and after the Effective Time, Purchaser shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 4.7 in connection with their successful enforcement of the rights provided to such persons in this Section 4.7. To the extent the transactions contemplated by this Agreement, including the conversion of the Purchaser Convertible Preferred Stock held by Seller to Purchaser Common Stock following the approval of the Preferred Stock Conversion Proposal, the Change of Control Proposal and Nasdaq Listing Application (collectively, the “Purchaser Preferred Stock Conversion”), triggers a change in control under the Purchaser’s current D&O insurance policies, Purchaser shall use reasonable best efforts to seek a waiver from the insurers of such change in control provisions as promptly as practicable following the Closing Date.

(e)           The provisions of this Section 4.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Purchaser and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)            In the event Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 4.7. Purchaser shall cause the Company to perform all of the obligations of the Company under this Section 4.7.

4.8            Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.9           Listing. Purchaser shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq; (b) prepare and timely submit to Nasdaq a notification form for the listing of the shares of Purchaser Common Stock Payment Shares and the Purchaser Common Stock to be issued upon the Purchaser Preferred Stock Conversion and to cause such shares of Purchaser Common Stock to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Purchaser Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with Seller, and to cause such Nasdaq Listing Application to be approved prior to the Purchaser Stockholders’ Meeting or such other time as Seller shall reasonably request in writing. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Purchaser shall promptly following receipt thereof (and in any case no later than twenty-four (24) hours) supply Seller with copies of all written correspondence and transcripts of all oral correspondence between Purchaser or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Nasdaq Listing Application. Seller will cooperate with Purchaser as reasonably requested by Purchaser with respect to the Nasdaq Listing Application and promptly furnish to Purchaser all information concerning the Company and Seller that may be required or reasonably requested in connection with any action contemplated by this Section 4.9.

4.10         Directors and Officers.

(a)           Purchaser shall take all necessary action, including the Purchaser Board duly resolving, so that immediately after the Effective Time, the Purchaser Board comprises six (6) seats. The Parties agree that, immediately following the Closing, the composition of the Purchaser Board shall be four (4) continuing directors and one (1) new independent director who has been nominated by Seller (the “Seller Nominee”), each as set forth on Schedule 4.10(a), which persons shall constitute a majority of independent directors (in accordance with Nasdaq requirements). Purchaser shall use good faith efforts to, as promptly as practicable (and in any event prior to December 31, 2025) following the Effective Time, authorize, nominate and appoint the sixth (6th) director to the Purchaser Board.

(b)           The Parties shall take all necessary action so that immediately after the Effective Time, the Persons set forth on Schedule 4.10(b) hereto under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Purchaser and the Company, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law.

(c)           From the Effective Time and until the Purchaser Preferred Stock Conversion, Purchaser shall cause the Seller Nominee to be included in the slate of nominees recommended by the Purchaser Board to holders of Purchaser Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of such Seller Nominee, including soliciting proxies in favor of the election of such persons.

(d)           From the Effective Time and until the Purchaser Preferred Stock Conversion, in the event that the Seller Nominee shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Purchaser Board with a substitute Seller Nominee, as so designated by Seller.

(e)           The Parties shall take all necessary action so that immediately after the approval of the Purchaser Stockholder Matters and approval of the Nasdaq Listing Application, the Board of Directors of Purchaser is comprised of seven (7) directors, with four (4) such independent directors jointly designated by the Board of Directors of Purchaser and Seller, two (2) such directors designated by Seller and one (1) such director designated by the Board of Directors of Purchaser, all as set forth on Schedule 4.10(a) hereto, which in any case will include a majority of independent directors (in accordance with Nasdaq requirements).

4.11         Section 16 Matters. From and after the Effective Time, Purchaser and Seller shall take all such steps as may be required or, in the case of Purchaser, as reasonably requested by Seller (to the extent permitted under applicable Laws), to cause any acquisitions of Purchaser Common Stock, restricted stock awards to acquire Purchaser Common Stock and any Purchaser Options to purchase Purchaser Common Stock in connection with the Contemplated Transactions, by each individual or other Person who could become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser, to be exempt under Rule 16b-3 promulgated under the Exchange Act, if and as permitted thereby.

4.12         Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of Seller, Purchaser, and the Purchaser Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.13         Private Placement; Legends.

(a)           Each of Seller and Purchaser shall take all reasonably necessary action on its part such that the issuance of Purchaser Common Stock Payment Shares and Purchaser Preferred Stock Payment Shares pursuant to this Agreement (collectively, the “Securities”) constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder.

(b)           Each certificate representing Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares comprising Closing Consideration shall, except as otherwise provided in this Agreement and in accordance with applicable Law, bear a legend identical or similar in effect to the following legend:

“[THE SHARES REPRESENTED HEREBY] [THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(c)           Subject to this Section 4.13(c), at its sole expense and upon appropriate notice to and receipt by Purchaser of documentation from Seller (in form and substance satisfactory to Purchaser) stating that Securities have been sold or transferred by Seller pursuant to the plan of distribution set forth in an effective registration statement filed with the SEC, Purchaser shall use commercially reasonable efforts to cause its transfer agent to prepare and deliver certificates or evidence of book-entry positions representing the Securities to be delivered to a transferee(s) pursuant to such registration statement, which certificates or book-entry positions shall be free of any restrictive legends (including any legend required by Section 4.13(b)) and in such denominations and registered in such names as Seller may request. Further, Purchaser shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to, (i) issue to Purchaser’s transfer agent and maintain a “blanket” legal opinion or direction letter instructing the transfer agent that, in connection with a sale or transfer of Securities by Seller pursuant to and in accordance with the plan of distribution set forth in an effective registration statement filed with the SEC in which Seller is a named selling shareholder, and upon receipt of a Seller representation letter and/or a broker representation letter and other such documentation as Purchaser’s legal counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, the transfer agent is authorized to remove the restrictive legends in connection with such sale or transfer, and (ii) if such registration statement is not then effective or is otherwise not available to effect sales or transfers of the Securities, and in connection with a proposed sale or transfer of Securities by Seller pursuant to and in accordance with an exemption from the registration requirements of Section 5 of the Securities Act, issue to the transfer agent a legal opinion or direction letter in connection with such sale or transfer instructing the transfer agent to remove any restrictive legends, upon receipt by Purchaser and its legal counsel of a seller representation letter and/or a broker representation letter and other such documentation as Purchaser’s legal counsel deems necessary and appropriate; provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Securities pursuant to clause (i) or (ii) above, Purchaser shall use its commercially reasonable efforts to direct Purchaser’s transfer agent to remove any such legends in connection with such sale or transfer within two (2) Business Days following receipt of all required notice and documentation from Seller. Purchaser shall be responsible for the fees of its transfer agent, its legal counsel and all Depositary Trust Company fees associated with any such legend removal requests under this Section 4.13(c).

4.14         Audited Financial Statements; Unaudited Interim Periods.

(a)           As promptly as practicable following the Closing, and no later than sixty-five (65) days from Closing, Seller shall, subject to Purchaser’s compliance with its obligations set forth in Section 4.14(b), cause to be prepared and delivered to Purchaser (i) audited consolidated balance sheets as of December 31, 2023 and 2024 and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal years ended December 31, 2023 and 2024 for the Company and its consolidated Subsidiaries, in each case prepared in accordance with GAAP (AICPA) and in USD and (ii) an unaudited condensed consolidated balance sheet as of September 30, 2025 and related condensed consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the period commencing on January 1, 2025 and ending on September 30, 2025 for the Company and its consolidated Subsidiaries, in each case subject to normal adjustments and absence of footnotes and in USD.

(b)           In connection with Seller’s obligation to prepare and deliver the financial statements required under Section 4.14(a), Purchaser shall cooperate with and provide assistance to the Seller, including by providing access to the Company’s and its Subsidiaries’ books, records and personnel, to the extent that such cooperation and assistance is reasonably requested in connection with the preparation and delivery of such financial statements.

4.15         Tax Matters. For U.S. federal income Tax purposes, the Parties intend that (a) the Membership Interest Purchase will be treated as a taxable exchange of the Company Interest for the Closing Consideration and (b) the delivery of the CVR Agreement to holders of Purchaser Common Stock will be treated as a distribution at the time of such delivery of property by Purchaser with respect to its stock governed by Section 301 of the Code, and the Parties shall not take a Tax reporting position inconsistent with the foregoing intent unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Purchaser shall prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) a properly completed IRS Form 8937 reporting the effect of the delivery of the CVR Agreement on the tax basis of the holders of Purchaser Common Stock.

SECTION 5.         CLOSING DELIVERIES OF SELLER

At the Closing:

5.1           Seller Closing Deliveries. Purchaser shall have received the following documents, each of which shall be in full force and effect:

(a)           assignments with respect to the Interests, duly executed by Seller;

(b)           a written resignation together with applicable customary release agreements, in a form reasonably satisfactory to Purchaser, dated as of the Closing Date and effective as of the Closing, executed by each of the directors and officers of the Company and its respective Subsidiaries listed on Schedule 5.1(b) hereto;

(c)           an IRS Form W-9 duly completed and executed by Seller; and

(d)           a counterpart, duly executed by Seller, to each Ancillary Agreement contemplated to be executed and delivered by Seller as of the date hereof.

5.2           Purchaser Closing Deliveries. Seller shall have received the following documents, each of which shall be in full force and effect:

(a)           a certificate signed by the Chief Financial Officer of Finance of Purchaser in a form reasonably acceptable to Seller, setting forth, as of the Reference Date (i) the number of Purchaser Common Stock outstanding and (ii) the number of shares of Purchaser Common Stock underlying the Purchaser Options;

(b)           a written resignation together with applicable customary release agreements, in a form reasonably satisfactory to Seller, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Purchaser who are not to continue as officers or directors, as the case may be, of Purchaser after the Closing pursuant to Section 4.10(a) hereof;

(c)           certified copies of the resolutions duly adopted by the Purchaser Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 4.10(a);

(d)           a counterpart, duly executed by Purchaser, to each Ancillary Agreement contemplated to be executed and delivered by Purchaser as of the date hereof; and

(e)           a second amendment to the MGH License Agreement, in form and substance acceptable to Seller and duly executed by Purchaser and MGH.

SECTION 6.         MISCELLANEOUS PROVISIONS

6.1           Non-Survival of Representations and Warranties. The representations and warranties of Seller and Purchaser contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this SECTION 6 shall survive the Effective Time.

6.2           Amendment. This Agreement may be amended with the approval of the respective boards of directors of Seller and Purchaser at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Seller and Purchaser.

6.3           Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.4           Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Ancillary Agreements and the other schedules, exhibits, certificates, instruments and agreements referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5           Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.8 of this Agreement; and (f) IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY.

6.6           Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

6.7           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

6.8           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Purchaser:

Transcode Therapeutics, Inc.

6 Liberty Square, #2382

Boston, MA 02109

Attention: Thomas A. Fitzgerald

Email Address: tom.fitzgerald@transcodetherapeutics.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Street, N.W.

Washington, D.C. 200037

United States

Attention: David Schulman

Email: dschulman@orrick.com

if to Seller:

DEFJ, LLC

2 Dai Fu Street

Tai Po Industrial Estate

New Territories, Hong Kong

Attention: General Counsel

Email: CKLS-Legalteam@ck-lifesciences.com

with a copy to (which shall not constitute notice):

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

United States

Attention: Sebastian L. Fain; Steven Y. Li

Email: sebastian.fain@freshfields.com; steven.li@freshfields.com

6.9           Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Registration Rights Agreement.

6.10         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.11         Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.12         No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the D&O Indemnified Parties to the extent of their rights pursuant to Section 4.7 and (b) holders of Purchaser Common Stock of record as of the Record Date (as defined in the CVR Agreement) to receive the CVR pursuant to Section 1.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.13         Construction.

(a)           References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)           The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)           The phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”.

(f)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g)           Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(h)           The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)            The inclusion of any information in the Company Disclosure Schedule or Purchaser Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party for any purpose whatsoever, or that such information is required to be listed in the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, that such items have resulted in a Company Material Adverse Effect or a Purchaser Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Purchaser Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(j)            Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Purchaser SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(k)           Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

6.14         Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TRANSCODE THERAPEUTICS, inc.

By:	/s/ Thomas A. Fitzgerald
Name: Thomas A. Fitzgerald
Title: Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DEFJ, LLC

By:	/s/ Alan Yu
Name: Alan Yu
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

Annex A

Certain Definitions

For purposes of this Agreement (including this Annex A):

“Acquisition Proposal” has the meaning set forth in Section 4.3.

“Act” has the meaning set forth in Section 4.13.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Membership Interest Purchase Agreement to which this Annex A is attached, as it may be amended from time to time.

“Ancillary Agreement” means each of the Registration Rights Agreement, the CVR Agreement, the Repurchase Agreement, the Investment Agreement, and the Note (as defined in the Investment Agreement), in each case, together with all schedules, exhibits, annexes and other documents delivered pursuant thereto.

“Anti-Bribery Laws” has the meaning set forth in Section 2.21.

“BLA” has the meaning set forth in Section 1.7(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY or Hong Kong are authorized or obligated by Law to be closed.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock in the form attached hereto as Exhibit A.

“Certifications” has the meaning set forth in Section 3.7(a).

“Change of Control Proposal” has the meaning set forth in Section 4.1(a)(ii).

“Closing” has the meaning set forth in Section 1.3.

“Closing Consideration” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” has the meaning set forth in Section 1.7(b).

“Company” has the meaning set forth in the Recitals.

“Company Associate” means any current or former employee, consultant, independent contractor, officer or director of the Company.

“Company Benefit Plan” has the meaning set forth in Section 2.16(a).

“Company Board” means the board of managers of the Company.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a Party or by which any of their respective assets are bound.

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries, including any Personal Information.

“Company Disclosure Schedule” has the meaning set forth in SECTION 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Company Financials” has the meaning set forth in Section 2.6(a).

“Company In-bound License” has the meaning set forth in Section 2.11(d).

“Company Interests” means the membership interests of the Company.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company, including without limitation, all Company Registered IP.

“Company Material Adverse Effect” means any Effect that, considered individually or together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, or (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or IFRS (or any binding interpretations thereof); except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operates.

“Company Material Contract(s)” has the meaning set forth in Section 2.12(a).

“Company Out-bound License” has the meaning set forth in Section 2.11(d).

“Company Permits” has the meaning set forth in Section 2.13.

“Company Real Estate Leases” has the meaning set forth in Section 2.10.

“Company Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Systems” has the meaning set forth in Section 2.11(i).

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2025 provided to Purchaser prior to the date of this Agreement.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of April 25, 2025, executed by the Purchaser and CK Life Sciences Int’l, Inc in connection with the Contemplated Transactions.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Membership Interest Purchase, the payment of the Milestone Payments, the Repurchase, the Purchaser Preferred Stock Conversion, and the other transactions and actions contemplated by this Agreement and the Ancillary Agreements.

“Continuing Employees” has the meaning set forth in Section 4.6(a).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“CVR” has the meaning set forth in Section 1.4(a).

“CVR Agreement” has the meaning set forth in Section 1.4(a).

“D&O Indemnified Parties” has the meaning set forth in Section 4.7(a).

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Purchaser or their respective Subsidiaries relating to the Processing of Company Data or Purchaser Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“Diligence Period” has the meaning set forth in Section 1.7(e).

“Disqualifying Event” has the meaning set forth in Section 3.25.

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, provincial, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations, or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting, and any and all warrants, options or other rights to purchase or other acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” has the meaning set forth in Section 1.7(a).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, no objection letter, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“HCW” has the meaning set forth in Section 3.22.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“IFRS” means International Financial Reporting Standards applied on a consistent basis.

“Intellectual Property Rights” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including without limitation: (a) copyrights, applicable to copyrightable works, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, database and design rights, whether or not registered or published, including all data collections, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship (collectively, “Copyrights”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, and rights, logos, corporate names, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) registration right to Internet domain names, URLs, and similar rights; (d) rights under applicable trade secret Laws arising with respect to know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, discoveries and improvements, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy (collectively, “Know-How”); (e) all patents, industrial property rights, patent applications, provisional patent applications and similar instruments (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, re-examinations and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; and (g) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing.

“Interests” has the meaning set forth in the Recitals.

“Investment Agreement” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Seller shall have Knowledge if any Person set forth on Section 1.1 of the Company Disclosure Schedule as of the date such knowledge is imputed has Knowledge of such fact or other matter. Purchaser shall have Knowledge if any Person set forth on Section 1.1 of the Purchaser Disclosure Schedule as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, provincial, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.8.

“Membership Interest Purchase” has the meaning set forth in the Recitals.

“MGH License Agreement” means the Exclusive Patent License Agreement, dated as of October 26, 2018, by and between Purchaser and The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”), as amended by the First Amendment, dated as of October 30, 2020.

“Milestone Event” has the meaning set forth in Section 1.7(a).

“Milestone Payment” has the meaning set forth in Section 1.7(a).

“Milestone Period” has the meaning set forth in Section 1.7(e).

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Purchaser Common Stock are then listed.

“Nasdaq Listing Application” has the meaning set forth in Section 4.9.

“Non-PEO Benefit Plan” has the meaning set forth in Section 2.16(a).

“OpCo” means Polynoma LLC.

“Ordinary Course of Business” means, with respect to any Person, such actions taken in the ordinary course of its operations and consistent with such Person’s past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or notice of articles or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all articles, bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Company Registered IP” has the meaning set forth in Section 2.11(a).

“Owned Purchaser Registered IP” has the meaning set forth in Section 3.12(a).

“Party” or “Parties” means Purchaser and Seller.

“PEO” has the meaning set forth in Section 2.16(a).

“PEO Benefit Plan” has the meaning set forth in Section 2.16(a).

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Purchaser Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Purchaser, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Purchaser, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent; and (g) obligations of the Purchaser under Purchaser In-bound Licenses disclosed in Section 3.12(d) with respect to Purchaser.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of its privacy policies, notices or Contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Post-Closing Plans” has the meaning set forth in Section 4.6(a).

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.2.

“Privacy and Data Processing Requirements” means any applicable (i) Law (including of any applicable foreign jurisdiction) relating to privacy, data protection, security, or Personal Information, including, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), HIPAA, EU General Data Protection Regulation (GDPR), any applicable Law relating to breach notification, and any laws relating to the use of biometric identifiers, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Purchaser or their respective Subsidiaries are bound relating to the Processing of Company Data or Purchaser Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, access, disposal or disclosure of data (whether electronically or in any other form or medium).

“Proxy Statement” has the meaning set forth in Section 4.2(a).

“Public Statutory Plans” has the meaning set forth in Section 2.16(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Associate” means any current or former employee, independent contractor, officer or director of Purchaser.

“Purchaser Balance Sheet” means the unaudited balance sheet of Purchaser as of June 30, 2025 (the “Purchaser Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Purchaser Benefit Plan” has the meaning set forth in Section 3.17(a).

“Purchaser Board” means the board of managers of Purchaser.

“Purchaser Common Stock” means the Common Stock, $0.0001 par value per share, of Purchaser.

“Purchaser Common Stock Payment Shares” has the meaning set forth in Section 1.2.

“Purchaser Contract” means any Contract to which Purchaser is a party or by which any of its assets are bound.

“Purchaser Convertible Preferred Stock” means Purchaser’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Purchaser Covered Person” means, with respect to Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Purchaser D&O” has the meaning set forth in Section 4.7(d).

“Purchaser Data” means all data and information Processed by or for Purchaser or any of its Subsidiaries, including any Personal Information.

“Purchaser Disclosure Schedule” has the meaning set forth in SECTION 3.

“Purchaser ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Purchaser or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA that includes Purchaser.

“Purchaser In-bound License” has the meaning set forth in Section 3.12(d).

“Purchaser IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by Purchaser or its Subsidiaries, including without limitation, all Purchaser Registered IP.

“Purchaser Material Adverse Effect” means any Effect that, considered individually or together with all other Effects that have occurred prior to the date of determination of the occurrence of a Purchaser Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Purchaser; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Purchaser Material Adverse Effect: (a) general business or economic conditions (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in the stock price or trading volume of Purchaser Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Purchaser Common Stock may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (e) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or any binding interpretations thereof); except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Purchaser relative to other similarly situated companies in the industries in which Purchaser operates.

“Purchaser Material Contract(s)” has the meaning set forth in Section 3.13(a).

“Purchaser Options” means options or other rights to purchase shares of Purchaser Common Stock issued by Purchaser.

“Purchaser Out-bound License” has the meaning set forth in Section 3.12(d).

“Purchaser Permits” has the meaning set forth in Section 3.14.

“Purchaser Preferred Stock Conversion” has the meaning set forth in Section 4.7(d).

“Purchaser Preferred Stock Payment Shares” has the meaning set forth in Section 1.2.

“Purchaser Real Estate Leases” has the meaning set forth in Section 3.11.

“Purchaser Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, by Purchaser.

“Purchaser RSUs” means any restricted stock unit award granted pursuant to the Purchaser Stock Plan.

“Purchaser SEC Documents” has the meaning set forth in Section 3.7(a).

“Purchaser Stock Plan” means the Amended and Restated 2020 Equity Incentive Plan and the 2021 Stock Option and Incentive Plan of Purchaser, as may be amended from time to time.

“Purchaser Stockholder Matters” has the meaning set forth in Section 4.1(a).

“Purchaser Stockholders’ Meeting” has the meaning set forth in Section 4.1(a).

“Purchaser Systems” has the meaning set forth in Section 3.12(j).

“Purchaser Warrant Agreements” has the meaning set forth in Section 3.6(d).

“Purchaser Warrants” means warrants or similar rights to purchase shares of Purchaser Common Stock issued by Purchaser.

“Reference Date” means October 7, 2025.1

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body or Internet domain registrar, including all Patents, registered Copyrights, registered Trademarks, Internet domain names, and all applications for registration of any of the foregoing.

1 Trading day immediately prior to execution.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Repurchase” has the meaning set forth in the Recitals.

“Repurchase Agreement” has the meaning set forth in the Recitals.

“Required Purchaser Stockholder Vote” has the meaning set forth in Section 3.4.

“Rights Agent” means Equiniti Trust Company, LLC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 4.13(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Lead Candidate” means the seviprotimut-L vaccine product candidate, which is currently being developed by the Company and/or the Company’s Subsidiaries as a potential adjuvant treatment for patients 60 years and younger with resected Stage IIB or IIC melanoma, together with all related pharmaceutical compounds incorporating the composition of matter of seviprotimut-L in any formulation for any indication administered by any route.

“Seller Nominee” has the meaning set forth in Section 4.10(a).

“Subsidiary” An Entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, provincial, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, common share, profits, transfer, estimated, registration, stamp, premium, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Litigation” has the meaning set forth in Section 4.4.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“United States Phase 3 Clinical Study” means a human clinical trial of a Seller Lead Candidate in the United States that would satisfy the requirements of U.S. 21 C.F.R. §312.21(c) and is intended to (a) support regulatory approval by the FDA of a BLA for such Seller Lead Candidate; and (b) such trial is a registration trial sufficient for filing an application for regulatory approval by the FDA of a BLA for such Seller Lead Candidate as evidenced by (i) an agreement with or statement from the FDA on a special protocol assessment or equivalent, or (ii) other guidance or minutes issued by the FDA.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

“Withholding Agent” has the meaning set forth in Section 1.8.

Annex B

Reimbursable Expenses

Exhibit A

Certificate of Designation

[Attached.]

Exhibit B

Form of CVR Agreement

[Attached.]

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of October 8, 2025, is entered into by and between TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company and DEFJ, LLC, a Delaware limited liability company (“Seller”), have entered into a Membership Interest Purchase Agreement, dated as of October 8, 2025 (the “Purchase Agreement”), pursuant to which the Company is acquiring 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (the “Target”), from Seller in exchange for the consideration set forth therein;

WHEREAS, pursuant to the Purchase Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the Company and the Rights Agent have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Purchase Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1         Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of at least 40% of the outstanding CVRs, as reflected on the CVR Register.

“Aggregate CVR Payment” means 50% of the Net Proceeds.

“Assignee” has the meaning set forth in Section 7.5.

“Business Day” means a day except a Saturday, a Sunday, or any other day on which banks in the City of New York, NY or Hong Kong are authorized or required by law to be closed.

“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first December 31 thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Commercially Reasonable Efforts” means with respect to the Company and its obligations with respect to the Program Assets, the level of efforts and resources required to carry out such obligation in a sustained manner consistent with the usual efforts that the Company devotes to achieving or attempting to achieve the relevant objective for a product which is at similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and strategic value, based on conditions then prevailing, taking into account all relevant factors that the Company would normally take into account, including the legal and regulatory environment, market exclusivity, patent coverage, competitive landscape, probability of technical success and risk profile, the availability of coverage and reimbursement and the expected profitability and profit potential of the Product.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“CVR” means, with respect to each share of Common Stock, a contingent contractual right of Holders to receive Aggregate CVR Payments pursuant to the Purchase Agreement and this Agreement.

“CVR Payment Amount” means with respect to each Holder, an amount equal to the Aggregate CVR Payment for a CVR Payment Period divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Period” means a period equal to a Calendar Quarter ending at any time after the effective date of a Disposition Agreement until the Expiration Date.

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of the Company, signed on behalf of the Company, setting forth in reasonable detail each Upfront Payment or Milestone Payment received by or on behalf of the Company, its Affiliate or its or their (sub)licensees and the calculation of the applicable Aggregate CVR Payment for such CVR Payment Period, including a calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such Net Proceeds.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing Date and ending on the Expiration Date.

“Disposition” means the direct or indirect sale, lease, (sub)license, transfer, assignment or other disposition of any kind of any Program Asset, in whole or in part (including any sale, transfer or other disposition of equity securities in any Subsidiary of the Company holding any right, title or interest in or to any Program Asset).

“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between the Company or its Affiliates and any Person (or group of related Persons) who is/are not, as of the applicable time of determination, an Affiliate of the Company, effectuating a Disposition.

“DTC” means The Depository Trust Company or any successor thereto.

“Expiration Date” means seven (7) years following the Closing Date.

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“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization..

“Gross Proceeds” means any Upfront Payment or Milestone Payment received by the Company in a given Calendar Quarter.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Licensee” means, with respect to a Product, a Third Party to whom any Related Party (including, for clarity, another Licensee or Assignee) has granted a written license or sublicense (other than an implied license) or assignment of rights to research, develop, manufacture, commercialize or otherwise exploit a Product.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone Payment” means any cash payment received by or on behalf of the Company, its Affiliate or its or their (sub)licensees (including Licensees) pursuant to any Disposition Agreement solely with respect to or as a result of the achievement or occurrence of any non-clinical, clinical or regulatory event or activity, in each case, solely related to the Program Assets.

“Net Proceeds” means, for each Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (a) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (b) if any of the Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate published in the Wall Street Journal on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

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“Permitted Deduction” means the sum of, without duplication, the following costs or expenses:

(a)  any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by the Company, its Affiliates or its or their (sub)licensees and any income or other Taxes payable by the Company, its Affiliates or its or their (sub)licensees that would not have been incurred by the Company, its Affiliates or its or their (sub)licensees but for the Gross Proceeds having been received or accrued by the Company, its Affiliates or its or their (sub)licensees (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by the Company, its Affiliates or its or their (sub)licensees in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company, its Affiliates or its or their (sub)licensees that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company, its Affiliates or its or their (sub)licensees);

(b)  any out-of-pocket costs and expenses incurred by the Company, its Affiliates or its or their (sub)licensees in connection with the applicable Product(s) in respect of a Disposition, including technology transfer costs, contractual expenses or any costs in respect of head or upstream licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same;

(c)  (i) any out-of-pocket costs and expenses incurred by the Company, its Affiliates or its or their (sub)licensees in connection with Disposition business development related efforts with respect to the relevant Product(s) and (ii) maintenance costs related to the CVRs or the Products (including fees and expenses related to the Rights Agent; and

(d)  any out-of-pocket costs incurred or accrued by the Company, its Affiliates or its or their (sub)licensees in connection with the Company’s efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable Product(s), including any Rights Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds).

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Product” means any product or therapy, in any dosage, form, formulation, presentation, or package configuration, that contains or comprises, whether alone or in combination with any other active ingredient(s), TTX-MC138 (as defined on Annex I), including any modification or derivative thereof.

“Program Assets” means the tangible and intangible assets (including intellectual property and any intellectual property rights therein) exclusively used in or solely related to the Company’s TTX-MC138 program, including the Products.

“Record Date” means October 20, 2025.

“Record Time” has the meaning set forth in Section 2.1(a).

“Related Party” means each of the Company, its Affiliates and each respective Licensee or Assignee, as applicable.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

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“Third Party” means any Person that is not the Company or the Company’s Affiliates.

“Upfront Payment” means any upfront cash consideration received by the Company pursuant to any Disposition Agreement solely with respect to the Program Assets, received within thirty (30) days following the effective date of such Disposition Agreement.

ARTICLE 2.

CONTINGENT VALUE RIGHTS

Section 2.1         Holders of CVRs; Appointment of Rights Agent.

(a)         Each CVR represents the rights of the Holders thereof to receive, when payable in accordance with the terms of hereof, such Holder’s CVR Payment Amount pursuant to the Purchase Agreement and this Agreement. The initial Holders will be the holders of Common Stock as of 5:00 p.m. ET on the Record Date (the “Record Time”). One CVR will be issued with respect to each share of Common Stock that is outstanding as of the Record Time.

(b)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the Rights Agent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of the Company, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable federal, state and provincial securities Laws.

(c)         The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2         Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of any CVR, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

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Section 2.3         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)         The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)         The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering the CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the holders of the shares of Common Stock that are held on behalf of such holders as of the Record Time by banks, brokers and other nominees (“Street Name Holders”). The Rights Agent will have no responsibility whatsoever directly or indirectly to the Street Name Holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former Street Name Holders of shares of Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such Street Name Holders.

(c)         Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d)         A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Company for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Company will cause the Rights Agent to promptly deliver a copy of such list to the Acting Holders.

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(e)         The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of the Record Time. Subject to the terms and conditions of this Agreement, the Rights Agent shall effect the distribution of the CVRs, less any applicable Tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4         Payment Procedures.

(a)         No later than sixty (60) days following the end of each Calendar Quarter during the CVR Term beginning with the Calendar Quarter ending on December 31, 2025, commencing with the first CVR Payment Period in which the Company or its Affiliates receives an Upfront Payment or a Milestone Payment, the Company shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall transmit to the Rights Agent in U.S. dollars an amount equal to the Aggregate CVR Payment for the applicable CVR Payment Period. Such Aggregate CVR Payment will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than twenty (20) Business Days prior to the date of the applicable payment (the Company acknowledges that additional wire transfer fees may apply). Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) distribute to each Holder set forth in the CVR Register at such time, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement (at the Company’s sole cost and expense). For the avoidance of doubt the Company shall have no further liability in respect of the relevant Aggregate CVR Payment upon delivery of such Aggregate CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(a).

(b)         With respect to cash deposited by the Company with the bank or financial institution designated by Rights Agent (currently, Wells Fargo Bank, N.A.), Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account, therefor in the name of Rights Agent for the benefit of the Company. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Rights Agent. Rights Agent may from time to time receive interest in connection with such deposits. Rights Agent shall not be obligated to pay such interest to the Company, any Holder or any other party. Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, the Company acknowledges that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any Governmental Body as a bank or a trust company.

(c)         The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, and in addition to the Permitted Deductions, the Company shall be entitled to deduct and withhold, and hereby authorizes the Rights Agent to deduct and withhold, any Tax that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement. To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

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(d)        Any portion of a CVR Payment Amount that remains undistributed to the Holders six (6) months after the applicable Calendar Quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such CVR Payment Amount (which shall be without interest).

(e)         If any CVR Payment Amount (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Calendar Quarter end (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), such CVR Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5         No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)         The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b)         The CVRs will not represent any equity or ownership interest in the Company. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c)         Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)         It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Upfront Payment or Milestone Payment will occur and that there will not be any CVR Payment Amount and that the lack of any CVR Payment Amount may still be consistent with the Company’s use of Commercially Reasonable Efforts pursuant to Section 4.2. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto or any express or implied obligation to operate Company’s business in any particular manner, and the Company and its Affiliates intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVRs to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Holder of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

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ARTICLE 3.

THE RIGHTS AGENT

Section 3.1        Certain Duties and Responsibilities.

(a)        The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement or for any other damages or causes of action arising from or related to this Agreement, except to the extent such liability arises as a result of the willful misconduct, fraud, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction).

(b)        The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Target. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2         Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, the Company and the Holders each agree that the Rights Agent shall have the following rights:

(a)        The Rights Agent may rely on and shall be held harmless by Company in acting upon written (including electronically transmitted) or oral instructions from the Company or any Holder with respect to any matter relating to its acting as Rights Agent.

(b)        The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by or on behalf of the proper party or parties.

(c)        Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d)        The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

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(e)        Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)         The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)        The Company agrees to indemnify the Rights Agent for, and to hold Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost, claim, demands, suits or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s fraud, gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes imposed with respect to payments to the Rights Agent as consideration for its services pursuant to this Agreement.

(h)        The Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company), nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement.

(i)         The Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order.

(j)         The Rights Agent shall not assume any obligations or relationship of agency or trust with any Holder.

(k)        The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses and other disbursements incurred in the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes on payments to the Rights Agent for its services pursuant to this Agreement) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(d) or Section 3.2(g), if Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(l)         No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

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Section 3.3         Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)         The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)         If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)         The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e)         Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)          The Rights Agent will cooperate with the Company and any successor Rights Agent, as reasonably requested, in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Rights Agent shall be entitled to reimbursement by the Company for costs and expenses related to such transition services.

Section 3.4         Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

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ARTICLE 4.

COVENANTS

Section 4.1         List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty (30) days following the Closing Date.

Section 4.2         Limited Obligations of Public Company. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) during the CVR Term, the Company shall (directly or through its Affiliates or (sub)licensees) use Commercially Reasonable Efforts to develop and commercialize or otherwise monetize the Program Assets; provided that the Company shall be deemed to have fulfilled its obligations set forth in this Section 4.2(a) upon the execution of a Disposition Agreement and (b) none of the Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Program Assets.

Section 4.3         Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm each Aggregate CVR Payment payable hereunder in accordance with the terms specified in this Agreement.

Section 4.4      Development Reports. During the CVR Term, for so long as the Company, its Affiliates or its or their (sub)licensees (including Licensees) are eligible to achieve a Milestone Payment pursuant to a Disposition Agreement, the Company shall provide the Rights Agent, no later than June 30th of each calendar year (each a “Development Report Deadline”), with an annual written report setting forth in high-level detail the activities the Company, its Affiliates or its or their (sub)licensees (including Licensees) have undertaken in the preceding twelve (12)-month period to achieve a Milestone Payment (each such report, a “Development Report”). The Rights Agent shall promptly, and in any event within ten (10) business days after receipt of each such Development Report, send each Holder at its registered address a copy of the applicable Development Report. The Company’s obligation to deliver a Development Report on or before each Development Report Deadline pursuant to this Section 4.4 shall be deemed satisfied to the extent one or more of the Company’s periodic and current reports and other documents filed with the Securities and Exchange Commission then publicly available by such Development Report Deadline sets forth in reasonable detail the activities the Company, its Affiliates or its or their (sub)licensees (including Licensees) have undertaken in such preceding twelve (12)-month period to achieve a Milestone Payment.

Section 4.5         Audits. The Company shall keep, with respect to each Aggregate CVR Payment, complete and accurate records in sufficient detail to permit the Acting Holders to confirm the accuracy of such CVR Payment Date, for a period of one (1) year following the applicable CVR Payment Date. The Acting Holders, without duplication, shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which the Company or its Affiliates receives an Upfront Payment or a Milestone Payment and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to the Acting Holders only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Acting Holders, unless after an accounting period has been audited by the Acting Holders, the Company restates its financial results for such accounting period, in which event the Acting Holders may conduct a second audit of such accounting period in accordance with this Section 4.5. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. The Acting Holders shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of twenty percent (20%) or more of all Aggregate CVR Payments due under this Agreement for the audited period, in which case the Company shall bear the full cost and expense of such audit.

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ARTICLE 5.

AMENDMENTS

Section 5.1         Amendments Without Consent of Holders.

(a)         The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i)            to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)           subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii)          to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi)          as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii)         to cancel the applicable CVRs (x) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (y) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

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(viii)        as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix)           to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b)        Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to, at the Company’s sole cost and expense) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2        Amendments with Consent of Holders.

(a)        In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)        Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to, at the Company’s sole cost and expense) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3         Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Article 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4         Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1         The Company May Not Consolidate, Etc. During the CVR Term, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a)        The Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

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(b)        The Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

For the avoidance of doubt, the Rights Agent shall not be liable or responsible for any failure of the Company to comply with the obligations in this Section 6.1.

Section 6.2        Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7.

MISCELLANEOUS

Section 7.1         Notices to Rights Agent and to the Company. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Equiniti Trust Company, LLC
1110 Centre Point Curve, Suite 101

Mendota Heights, MN 55120

Attention: Reorg Department

Email Address: ReorgRM@equiniti.com

With a copy (which shall not constitute notice) to:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attention: Legal Department

Email Address: LegalTeamUS@equiniti.com

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if to the Company, to:

TransCode Therapeutics, Inc.
6 Liberty Square, #2382

Boston, Massachusetts 02109

Attention: Thomas A. Fitzgerald, CFO

Email Address: tom.fitzgerald@transcodetherapeutics.com

with a copy, which shall not constitute notice, to:

Orrick, Herrington & Sutcliffe LLP
2100 Pennsylvania Street, N.W.
Washington, D.C. 20037
United States
Attention: David Schulman
Email Address: dschulman@orrick.com

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

51st Floor

New York, NY 10007

United States

Attention: Sebastian L. Fain, Steven Y. Li

Email Addresses: sebastian.fain@freshfields.com, steven.li@freshfields.com or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party.

Section 7.2         Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3         Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4         Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

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Section 7.5         Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4 or to an affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6         Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that Holders must enforce any such legal or equitable rights, remedies or claims under this Agreement against the Company and not the Rights Agent.

Section 7.7         Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

Section 7.8         Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, County of New Castle, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

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Section 7.10       Severability Clause. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11       Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12       Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the Expiration Date. The termination of this Agreement will not affect or limit the right of Holders to receive the Aggregate CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such Aggregate CVR Payments have been made, if applicable.

Section 7.13       Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(c)         The phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”.

(d)         Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)         The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(f)          Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(g)         A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. (Eastern Time) on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. (Eastern Time) on the next Business Day if the last day of the period is not a Business Day.

(h)         Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

(i)          Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, NY, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(j)          References to “cash,” “dollars” or “$” are to U.S. dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

TransCode Therapeutics, Inc.

By:
Name:
Title:

[Signature Page to CVR Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Equiniti Trust Company, LLC

By:
Name:
Title:

[Signature Page to CVR Agreement]

Annex I

Products

TTX-MC138 is the synthetic oligonucleotide designed to inhibit microRNA-10b, having the DrugBank Accession Number: DB18628 and possessing the properties described in Sections 3.2.S.1.1 (Nomenclature) and 3.2.S.1.2 (Structure) of Module 3 (Quality) of the IND as provided to Seller on October 5, 2025.